UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Ingredion Incorporated

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
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	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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5 Westbrook Corporate Center, Westchester, Illinois 60154

April 4, 2017

Dear Stockholder:

It is my pleasure to invite you to Ingredion Incorporated’s 2017Annual Meeting of Stockholders. This year’s meeting will be held on Wednesday, May 17, 2017, at the Westbrook Corporate Center Meeting Facility, which is located on the ground floor of the annex between Towers 2 and 5 of the Westbrook Corporate Center (near the southwesterly corner of the intersection of Cermak Road and Wolf Road), in Westchester, Illinois. The annual meeting will be held solely to vote on each of the matters described in the proxy statement, which follows. We do not expect any other business will be transacted.

As in previous years, we will furnish proxy materials to our stockholders primarily through the Internet. On April 4, 2017, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials. This notice contains instructions on how to access our proxy statement and 2016 Annual Report to Stockholders and to vote online. The proxy statement contains instructions on how you can request a paper or e-mail copy of the proxy statement and annual report, if you received only a notice by mail, and how you can elect to receive your proxy statement and annual report electronically by e-mail, if you received them by mail this year. Stockholders who have previously elected delivery of our proxy materials electronically will receive an e-mail with instructions on how to access these materials electronically. Stockholders who have previously elected to receive a paper copy of our proxy materials will receive a full paper set of these materials by mail.

Your vote is important, whether or not you plan to attend the meeting, and we encourage you to vote promptly. You may vote your shares on the Internet or via a toll-free telephone number. Alternatively, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the proxy statement and the proxy card. Note also that if you hold your shares through a bank, broker or other holder of record, you may vote your shares in accordance with your voting instruction form or notice provided by the record holder.

Thank you for your support and continued interest in Ingredion.

Sincerely,

Ilene S. Gordon

Chairman, President and

Chief Executive Officer

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, Illinois 60154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2017 Annual Meeting of Stockholders of Ingredion Incorporated will be held at the Westbrook Corporate Center Meeting Facility, which is located on the ground floor of the annex between Towers 2 and 5 of the Westbrook Corporate Center (near the southwesterly corner of the intersection of Cermak Road and Wolf Road), in Westchester, Illinois, on Wednesday, May 17, 2017, at 9:00 a.m., local time, for the following purposes:

•	to elect the ten director nominees who are named in the attached proxy statement, all of whom are directors whose terms as directors are expiring at the annual meeting, to serve as directors for a term of one year,

•	to approve, by advisory vote, the compensation of the company’s “named executive officers,”

•	to recommend, by advisory vote, whether to have stockholders vote to approve, by advisory vote, the compensation of the company’s “named executive officers” every year, every two years or every three years,

•	to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the company and its subsidiaries, in respect of the company’s operations in 2017 and

•	to transact other business, if any, that is properly brought before the meeting or any adjournment or adjournments thereof.

Stockholders of record at the close of business on March 21, 2017 will be entitled to vote at the meeting and at any adjournment or adjournments of the meeting.

Attendance at the meeting will be limited to stockholders, those holding proxies from stockholders and invited guests from the media and financial community. A list of the stockholders entitled to vote at the meeting will be open to examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the company’s offices at 5 Westbrook Corporate Center, Westchester, Illinois 60154.

This proxy statement and our annual report to stockholders and the proxy are being made available to stockholders on or about April 4, 2017.

Your vote is important. Whether or not you expect to attend the annual meeting, please ensure that your vote will be counted by voting on the Internet or by toll-free telephone number, as described in the enclosed materials. Alternatively, if you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. If you hold your shares through a bank, broker or other holder of record, you may vote your shares in accordance with your voting instruction form or notice provided by the record holder.

By order of the Board of Directors,

Christine M. Castellano

Senior Vice President, General Counsel, Corporate

Secretary and Chief Compliance Officer

April 4, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2017

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

ADMISSION TO THE 2017 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) will be required for admission to the annual meeting. Only stockholders who own Ingredion common stock as of the close of business on March 21, 2017 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If you received in the mail a notice of availability of the proxy materials electronically on the Internet, the notice constitutes your admission ticket.

•	If your Ingredion shares are registered in your name and you received an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website, you may print a copy of the e-mail which will serve as your admission ticket.

•	If your Ingredion shares are held in a bank or brokerage account, vote your shares in accordance with your voting instruction form, if one is provided by your bank or broker, or contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares at the meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares of Ingredion common stock on March 21, 2017.

•	If your Ingredion shares are registered in your name and you received proxy materials by mail, an admission ticket is attached to your proxy card.

You must present your admission ticket at the door for admission for yourself and one guest. Seating will be on a first-come, first-served basis, and you may be asked to present valid picture identification before being admitted.

The use of cameras at the annual meeting is prohibited, and they will not be allowed in the meeting room, except by credentialed media. We realize that most cellular phones have built-in digital cameras. While these phones may be brought into the room, the camera function may not be used at any time. No recording devices, large packages, luggage or bags will be permitted in the meeting room.

General Information	1
Proposal 1. Election of Directors	8
The Board and Committees	14
Director Ownership Guidelines	22
Director Compensation	23
Security Ownership of Certain Beneficial Owners and Management	24
Executive Compensation	26
Compensation Discussion and Analysis	26
Executive Summary	26
2016 Business Performance and Executive Pay Highlights	26
2016 Executive Pay Highlights	26
Overview of Compensation Philosophy and Programs	27
Philosophy and Process	29
Elements of Compensation	31
Leadership Transition	39
Executive Stock Ownership Requirements	40
Other Items	40
Summary Compensation Table	41
Grants of Plan-Based Awards in Fiscal 2016	45
Outstanding Equity Awards at 2016 Fiscal Year-End	46
Option Exercises and Stock Vested in Fiscal 2016	47
Pension Benefits in Fiscal 2016	47
Nonqualified Deferred Compensation in Fiscal 2016	49
Potential Payments upon Termination	50
Risk Arising from Compensation Policies and Practices	54
Compensation Committee Report	54
Compensation Committee Interlocks and Insider Participation	55
Proposal 2. Advisory Vote on Compensation of Our Named Executive Officers	55
Proposal 3. Advisory Vote on the Frequency of the Advisory Vote on Compensation of Our Named Executive Officers	56
Equity Compensation Plan Information as of December 31, 2016	57
Independence of Board Members	57
Review and Approval of Transactions with Related Persons	58
Certain Relationships and Related Transactions	59
2016 and 2015 Audit Firm Fee Summary	59
Audit Committee Report	60
Proposal 4. Ratification of Appointment of Independent Registered Public Accounting Firm	60
Other Matters	61
Other Information	61
Section 16(a) Beneficial Ownership Reporting Compliance	61
Appendix A—Reconciliation of Adjusted Diluted Earnings Per Share to Diluted Earnings Per Share Determined in Accordance with Generally Accepted Accounting Principles	A-1

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, Illinois 60154

PROXY STATEMENT

General Information

Why am I receiving these materials?

The Board of Directors of Ingredion Incorporated (the “Board of Directors” or the “board”) is soliciting proxies to be voted at the Annual Meeting of Stockholders (the “annual meeting”) to be held on Wednesday, May 17, 2017, and at any adjournment or adjournments of the annual meeting. When we ask you for your proxy, we must provide you with a proxy statement and an annual report to stockholders that contain certain information specified by law. Our Board of Directors has made these materials available to most of our stockholders on the Internet or, if you have previously requested to receive paper copies or you are a participant in one of the Ingredion Incorporated Retirement Savings Plans, has delivered paper copies of these materials to you by mail, in connection with the board’s solicitation of proxies for use at our 2017 annual meeting. Our stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. In this proxy statement we refer to Ingredion Incorporated as “Ingredion,” the “company,” the “Company,” the “corporation,” the “Corporation,” “we” or “us.”

What is included in these materials?

These materials include:

•	this proxy statement for the annual meeting and

•	our 2016 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you received paper copies of these materials by mail, these materials also include the proxy card for the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As in previous years, we are furnishing proxy materials to our stockholders primarily through the Internet. We are mailing to most of our stockholders a notice about the Internet availability of the proxy materials (“notice of availability”) instead of a paper copy of the proxy materials. All stockholders receiving the notice of availability will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of availability. In addition, this proxy statement contains instructions on how stockholders may request to receive proxy materials in paper form by mail or electronically by e-mail on an ongoing basis.

Why didn’t I receive a notice about the Internet availability of the proxy materials?

We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and our stockholders who are participants in the Ingredion Incorporated Retirement Savings Plans, with paper copies of the proxy materials instead of a notice of availability of the proxy materials.

How can I access the proxy materials over the Internet?

Your notice of availability of the proxy materials, proxy card or voting instruction form contains instructions on how to view our proxy materials for the annual meeting on the Internet.

Our proxy materials are also available on our website at http://www.ingredion.com. If you received your proxy materials in the mail, you can instruct us to send our future proxy materials to you electronically by e-mail on the website where you can vote and on our website. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the proxy materials?

Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials in their notices. All stockholders who do not receive the notice of availability and have not elected to receive proxy materials by e-mail will receive a paper copy of the proxy materials by mail.

What will the stockholders vote on at the annual meeting?

Four proposals:

•	election of the ten director nominees who are named in this proxy statement, all of whom are directors whose terms as directors are expiring at the annual meeting, to serve as directors for a term of one year,

•	approval, by advisory vote, of the compensation of the company’s “named executive officers,”

•	to recommend, by advisory vote, whether to have stockholders vote to approve the compensation of the company’s “named executive officers” every year, every two years or every three years and

•	ratification of the appointment of our independent registered public accounting firm.

Will there be any other items of business on the agenda?

We do not expect any other items on the agenda because the deadlines for stockholder proposals and notices to present business at the annual meeting, including, without limitation, director nominations, have already passed. Nonetheless, in case there is any unforeseen need, the accompanying proxy gives discretionary authority to the persons named in the proxy with respect to other matters that might be brought before the meeting. Those persons intend to vote the proxy as to such matters in accordance with their best judgment.

Who is entitled to vote?

Stockholders as of the close of business on March 21, 2017 (the “record date”) may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as a stockholder of record,

•	held in your account with a bank, broker or other holder of record or

•	attributed to your account(s) in the Ingredion Incorporated Stock Fund of the company’s Retirement Savings Plans or the company’s automatic dividend reinvestment plan.

What constitutes a quorum for the annual meeting?

A majority of the voting power of the outstanding shares of our common stock, entitled to vote and present or represented by proxy at the annual meeting, will constitute a quorum for the annual meeting. As of the record date, 71,680,758 shares of our common stock were issued and outstanding.

How many votes are required for the approval of each proposal?

•	Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the director nominees who receive the most votes being elected. In an uncontested election, if any nominee for director does not receive a majority of votes cast “for” his or her election, the nominee will be required to promptly tender his or her offer of resignation to the board. Our Corporate Governance and Nominating Committee will recommend to the board whether to accept or reject the tendered offer of resignation. Our board will act on the committee’s recommendation and publicly disclose its decision generally within 90 days from the date of the certification of the election results. Any director who tenders his or her offer of resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered offer of resignation. If all of the members of the Corporate Governance and Nominating Committee have tendered their offers of resignation, then the board shall act on the offers of resignation. Any vacancies on our board may be filled by a majority of the directors then in office. Abstentions are not counted as votes cast and therefore will result in a nominee receiving fewer votes but will not count as votes against a nominee.

•	The favorable vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote is required to approve the compensation of the company’s “named executive officers.” A vote to “abstain” on this proposal will be counted as present for quorum purposes and will be considered as being present for the vote on this proposal, but it will not be counted as a vote cast “for” this proposal and will, therefore, have the effect of a vote “against” this proposal. Because your vote is advisory, it will not be binding on the board or the company. However, the board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•	The vote on whether to hold a stockholders’ vote to approve the compensation of the company’s “named executive officers” every year, every two years or every three years does not involve approval of a proposal. The alternative receiving the most votes cast at the meeting in person or by proxy will constitute the stockholder recommendation with respect to the frequency of such votes. Abstentions with respect to this matter will result in fewer votes with respect to the other alternatives but will not affect which of the proposed alternatives receives the most votes. Because your vote is advisory, it will not be binding on the board or the company. However, the board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the frequency of advisory votes on executive compensation.

•	The favorable vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote is required to approve the ratification of the appointment of our independent registered public accounting firm. A vote to “abstain” on this proposal will be counted as present for quorum purposes and will be considered as being present for the vote on this proposal, but it will not be counted as a vote cast “for” this proposal and will, therefore, have the effect of a vote “against” this proposal. Because your vote is advisory, it will not be binding on the board or the company. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that it would be in the company’s and our stockholders’ best interests.

Broker nonvotes. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors, the advisory vote on the compensation of the company’s “named executive officers” and the advisory vote on whether to have stockholders vote to approve, by advisory vote, the compensation of the company’s “named executive officers” every year, every two years or every three years, the broker may not vote your shares unless it has received your specific instructions. For the vote to ratify the appointment of our independent registered public accounting firm, the broker may vote your shares in its discretion even though you have not provided specific instructions. For other proposals, none of which are anticipated, the broker may not vote your shares. When the broker may not vote your shares, it is called a “broker nonvote.”

Broker nonvotes will be counted for purposes of establishing a quorum but will not be counted as entitled to vote on any matter for which instructions are required.

How do I vote?

If you are a stockholder of record or are holding a proxy for a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot during the meeting. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy on the Internet by following the instructions provided in the notice of availability of the proxy materials, or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. If you received paper copies of the proxy materials by mail, you can vote on the Internet, by telephone or by mail by following the instructions on the enclosed proxy card.

You can utilize these methods to vote:

By the Internet. You may vote online at www.proxyvote.com by following the instructions provided in the notice of availability of the proxy materials or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability, or, if you received these materials by mail, by following the instructions in the enclosed proxy card. You will need your 16-digit control number contained on your notice of availability, e-mail notification or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Time on May 16, 2017.

By telephone. You may vote by telephone at 1-800-690-6903. You will need the 16-digit control number contained on your notice of availability, e-mail notification or proxy card in order to vote by telephone. Voting by telephone has the same effect as voting by mail or the Internet. Telephone voting will be available until 11:59 p.m. Eastern Time on May 16, 2017.

By mail. If you received a paper copy of the proxy materials, you may vote by signing and dating each proxy card you received and returning each of them to us in the prepaid envelope provided. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer, agent or partner of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again at a later date on the Internet or by telephone, by signing and returning a new proxy card with a later date or by attending the meeting and voting in person. Only your latest Internet, telephone or written proxy submitted prior to the meeting will be counted. You may revoke your proxy at any time before the meeting by (1) notifying the company’s Corporate Secretary in writing or (2) delivering a later-dated proxy on the Internet or by telephone or in writing. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to Christine M. Castellano, Corporate Secretary, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154.

How do I vote shares that are held by my bank, broker or other holder of record?

If you have shares held of record by a bank, broker or other holder of record, you may instruct your bank, broker or other holder of record to vote your shares by following instructions that the bank, broker or other holder of record provides for you. Most banks and brokers offer voting on the Internet, by telephone and by mail.

How do I vote in person?

If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote on the Internet, by telephone or by mail even if you plan to attend the meeting.

How will the proxies be voted?

The shares represented by all valid proxies received by Internet, by telephone or by mail will be voted in the manner specified. If you fail to indicate your voting preferences, the persons named in the proxy will vote on your behalf for election of the nominees for director listed below, for approval of the compensation of the company’s “named executive officers,” for holding a stockholders’ advisory vote to approve, by advisory vote, the compensation of the company’s “named executive officers” every year and for ratification of the appointment of our independent registered public accounting firm.

Should any matter not described above be properly presented at the meeting, each of the persons named in the proxy will vote in accordance with her best judgment.

How do I vote my shares in the Ingredion Incorporated Stock Fund of the company’s Retirement Savings Plans?

You may instruct the plan trustee on how to vote your shares in the Ingredion Incorporated Stock Fund on the Internet, by telephone or by mail as described above. You must provide your instruction on the Internet or by telephone no later than 11:59 p.m. Eastern Time on May 12, 2017 or by mail received no later than 11:59 p.m. Eastern Time on May 12, 2017 in order to have your shares in the Ingredion Incorporated Stock Fund voted at the annual meeting.

How many shares in the Ingredion Incorporated Stock Fund of the company’s Retirement Savings Plans can I vote?

You may vote all the shares allocated to your account on the record date.

What happens if I do not instruct the plan trustee to vote my Retirement Savings Plan shares?

Your shares will not be voted. The plan trustee will not vote shares held in the Retirement Savings Plans as to which it does not receive timely directions.

What does it mean if I receive more than one notice of availability or proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, if you vote on the Internet or by telephone, you will need to vote once for each notice of availability, proxy card and voting instruction form you receive. To ensure that all your shares are voted if you received more than one proxy card, sign, date and return each card or vote once for each card on the Internet or by telephone.

Who tabulates the votes?

The votes are tabulated by an independent inspector of election.

Is my vote confidential?

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the company. Such documents are available for examination only by any independent tabulation agents, the independent inspector of election and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

What should I do if I want to attend the annual meeting in person?

An admission ticket (or other proof of stock ownership) will be required for admission to the annual meeting. Only stockholders who own Ingredion common stock as of the close of business on March 21, 2017 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If you received a notice of availability of the proxy materials in the mail, the notice constitutes your admission ticket.

•	If your Ingredion shares are registered in your name and you received an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website, you may print a copy of the e-mail which will serve as your admission ticket.

•	If your Ingredion shares are held in a bank or brokerage account, vote your shares in accordance with your voting instruction form, if one is provided by your bank or broker, or contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares at the meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares of Ingredion common stock on March 21, 2017.

•	If your Ingredion shares are registered in your name and you received proxy materials by mail, an admission ticket is attached to your proxy card.

How do I contact the Board of Directors?

Interested parties may communicate directly with any member of the Board of Directors, including the lead director, or the non-management directors or the independent directors, as a group, by writing in care of:

Corporate Secretary

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, Illinois 60154

The Corporate Secretary will collect all such communications and organize them by subject matter. All such communications will be promptly forwarded to the appropriate board committee chairman according to the subject matter of the communication, except for solicitations or other matters inappropriate for the recipient or otherwise unrelated to the company. Communications addressed directly to the lead director, the non-management directors or the independent directors, as a group, or any individual director will be forwarded in the same manner to the lead director, each non-management member of the board, each independent member of the board or the individual director, as the case may be.

Who is paying the costs of this proxy solicitation?

Ingredion is paying the costs of the solicitation of proxies. We have retained Morrow Sodali LLC, a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $8,000 plus reimbursement of certain out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	forwarding the notice of availability to beneficial owners,

•	forwarding paper proxy materials by mail to beneficial owners and

•	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by the Internet and mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally, by e-mail or by telephone.

How do I submit a stockholder proposal for the 2018 annual meeting?

Our 2018 annual meeting is scheduled for Wednesday, May 16, 2018. If a stockholder intends to present a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at the 2018 annual meeting and wishes to have the proposal included in the company’s proxy statement for the 2018 annual meeting, he or she must submit the proposal in writing so that we receive it by December 5, 2017, unless the date of our 2018 annual meeting is more than thirty days before or after May 16, 2018, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2018 annual meeting. Proposals should be addressed to our Corporate Secretary, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”).

In addition, our by-laws provide that any stockholder wishing to present any other business or nominate directors for election at the annual meeting without including such matters in the company’s proxy materials must give the company written notice not less than ninety nor more than one hundred twenty days in advance of the date which is the anniversary of the date of the previous year’s annual meeting, or, if the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first. That notice must provide certain other information as described in our by-laws.

Pursuant to a recent amendment to our by-laws, stockholders may also submit director nominees to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2018 annual meeting must comply with the requirements of proxy access as set forth in our by-laws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the company not less than one hundred twenty nor more than one hundred fifty days prior to the anniversary of the date that the proxy statement was released for the prior year’s annual meeting, or if the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first.

There are other procedural requirements in our by-laws pertaining to stockholder nominations and proposals. A copy of the by-laws is available online in the “Governance” section of our website at http://www.ingredion.com. Any stockholder may also receive a current copy of our by-laws, without charge, by writing to our Corporate Secretary.

I share an address with another stockholder and received one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The SEC’s rules permit us to deliver a single set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings with respect to holders who want to receive paper materials. To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. This procedure saves printing and postage costs by reducing duplicative mailings. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Please also keep in mind that this proxy statement and the accompanying 2016 Annual Report to Stockholders will be published and available for viewing and copying in the “Investors” section of our website at http://www.ingredion.com, in addition to being available at the site stated in the notice of availability.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please contact Broadridge Financial Solutions at the above telephone number or address.

Stockholders who participate in householding and request to receive paper copies of the proxy materials will continue to receive separate proxy cards. Householding will not affect dividend check mailings.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Proposal 1. Election of Directors

The terms of all ten of our directors are expiring at the annual meeting. All ten of these ten directors are nominated for election as directors, with each nominee to hold office for a one-year term expiring at our 2018 annual meeting. Each director who is elected by our stockholders will hold office until his or her successor has been elected and qualified or until the director’s earlier death, resignation or removal. All of the nominees standing for election are listed on pages 8 to 13, with brief biographies.

All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees cannot be a candidate for election at the annual meeting, the proxies will be voted for substitute nominees designated by the board unless it has reduced its membership prior to the annual meeting. The board does not anticipate that any of the nominees will be unavailable to serve if elected. If elected, the nominees will hold office until the 2018 annual meeting of stockholders and until their successors have been elected and have qualified.

LUIS ARANGUREN-TRELLEZ

Age — 55

Director since May 2003

Member of the Corporate Governance and Nominating Committee

Executive President of Arancia, S.A. de C.V.

Mr. Aranguren-Trellez has been, since September 5, 2011, the Executive President and a director of Arancia, S.A. de C.V., and he has served as the Executive President and a director of Arancia Industrial, S.A. de C.V. since June 1, 2000. These are holding companies with interests in the food and enzyme industries, special textile rent to hospital sector and food service and logistics, as well as energy efficiency and smart meters businesses. Arancia and Arancia Industrial are Mexican companies that are owned by Mr. Aranguren-Trellez and his brothers. Arancia Industrial was the former joint venture partner with the company in corn wet milling and refining operations in Mexico. Previously, Mr. Aranguren-Trellez served as Operations Director of CPIngredientes, S.A. de C.V., Ingredion’s Mexican subsidiary, from 1996 until 2000, and had served in various other management positions with that company and its predecessors since 1989. Mr. Aranguren-Trellez is Chairman of PFS de Mexico, S.A. de C.V., a private Mexican company in the food service and logistics area previously controlled by Arancia and now a joint venture with Sysco Corporation. Mr. Aranguren-Trellez is also a member of the Regional Consulting Board of Telefonos de Mexico, S.A. de C.V., as well as of Banco Nacional de Mexico, S.A., the Citicorp Mexican bank subsidiary. He holds a Bachelor’s degree in chemical engineering from the University of Notre Dame and a Master of Business Administration degree from Harvard Business School.

DAVID B. FISCHER

Age — 54

Director since May 2013

Member of the Compensation Committee

Former President and Chief Executive Officer of Greif, Inc.

Mr. Fischer served as Chief Executive Officer and a director of Greif, Inc. from November 1, 2011 to October 31, 2015 and as President of Greif, Inc. from October 2007 to October 31, 2015. Greif, Inc. is a manufacturer and provider of industrial packaging and services including steel, fiber, flexible, corrugated, intermediate bulk, reconditioned and multiwall containers and containerboard, and filling, packaging, industrial packaging reconditioning and land management consulting services for a wide range of industries. From 2007 to October 2011, Mr. Fischer also served as Chief Operating Officer of Greif, Inc. From 2004 to 2007, Mr. Fischer served as Senior Vice President and Divisional President, Industrial Packaging & Services-Americas, which also included responsibility for Africa. He assumed additional responsibility for Australia and Asia in 2005 and 2006, respectively. Mr. Fischer serves as a director of Balchem Corporation, a manufacturer of performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries. He also serves as a director of the following not-for-profit entities: Habitat for Humanity International, The Ohio State University Wexner Medical Center and the Zanmi Beni Foundation. Mr. Fischer holds a Bachelor’s degree in chemistry from Purdue University.

ILENE S. GORDON

Age — 63

Director since May 2009

Chairman, President and Chief Executive Officer of the Company

Ms. Gordon has been Chairman of the Board, President and Chief Executive Officer of the company since May 4, 2009. She was President and Chief Executive Officer of Rio Tinto’s Alcan Packaging, a multinational business unit engaged in flexible and specialty packaging, from October 2007 until she joined the company on May 4, 2009. From December 2006 to October 2007, Ms. Gordon was a Senior Vice President of Alcan Inc. and President and Chief Executive Officer of Alcan Packaging. Alcan Packaging was acquired by Rio Tinto in October 2007. From 2004 until December 2006, Ms. Gordon served as President of Alcan Food Packaging Americas, a division of Alcan Inc. From 1999 until Alcan’s December 2003 acquisition of Pechiney Group, Ms. Gordon was a Senior Vice President of Pechiney Group and President of Pechiney Plastic Packaging, Inc., a global flexible packaging business. Prior to joining Pechiney in June 1999, Ms. Gordon spent 17 years with Tenneco Inc., where she most recently served as Vice President and General Manager, heading up Tenneco’s folding carton business. Ms. Gordon also serves as a director of International Paper Company, a global paper and packaging company, and Lockheed Martin Corporation, a global security and aerospace company. She served as a director of Arthur J. Gallagher & Co., an international insurance brokerage and risk management business, from 1999 to May 2013 and as a director of Essendant Inc., formerly United Stationers Inc., a wholesale distributor of business products and a provider of marketing and logistics services to resellers, from January 2000 to May 2009. Ms. Gordon also serves as Chairman of The Economic Club of Chicago and as a director of Northwestern Memorial Hospital, The Executives’ Club of Chicago and World Business Chicago. She is also a trustee of The MIT Corporation and a Vice Chair of The Conference Board. Ms. Gordon holds a Bachelor’s degree in mathematics from the Massachusetts Institute of Technology (MIT) and a Master’s degree in management from MIT’s Sloan School of Management.

PAUL HANRAHAN

Age — 59

Director since March 2006

Lead Director and Member of the Corporate Governance and Nominating Committee

Former Chief Executive Officer of American Capital Energy & Infrastructure Management, LLC

Mr. Hanrahan served as the Chief Executive Officer of American Capital Energy & Infrastructure Management, LLC, an investment company formed to raise, invest and manage funds in the energy and infrastructure industries, from September 2012 to December 16, 2016. He left American Capital Energy & Infrastructure Management, LLC after all its assets were sold as part of its acquisition by Ares Capital Corporation of American Capital, Ltd., a sponsor investor in American Capital Energy & Infrastructure Management, LLC. Mr. Hanrahan served as the President and Chief Executive Officer of The AES Corporation, one of the world’s leading independent power producers, from June 2002 to September 2011. He was Executive Vice President and Chief Operating Officer of The AES Corporation and President and Chief Executive Officer of AES China Generating Co., Ltd., a public company formerly listed on NASDAQ, from 1993 to June 2002. Mr. Hanrahan served as a director of The AES Corporation from June 2002 to September 2011. He also previously served on the boards of other major publicly listed utilities in Brazil, Chile and Venezuela. In 2009 Mr. Hanrahan was appointed by the White House to serve on the U.S.-India CEO forum. Mr. Hanrahan is a director of AquaVenture Holdings Limited, a global provider of water services. He served as a director of Arch Coal, Inc., a global coal producer and marketer from June 2012 to October 2016. He previously served as a director of Azura Power Holdings, Ltd, an electric power generation company in Nigeria; and GreatPoint Energy, Inc., a producer of clean, low-cost natural gas from coal, petroleum coke and biomass. Mr. Hanrahan holds a Bachelor of Science degree in mechanical engineering from the U.S. Naval Academy and a Master of Business Administration degree from Harvard Business School.

RHONDA L. JORDAN

Age — 59

Director since November 2013

Member of the Compensation Committee

Former President, Global Health & Wellness, and Sustainability of Kraft Foods Inc.

Ms. Jordan served as President, Global Health & Wellness, and Sustainability of Kraft Foods Inc., one of the largest consumer packaged food and beverage companies in North America and one of the largest worldwide among publicly traded consumer packaged food and beverage companies, from September 2010 to March 2012 and in that role led the development of Kraft’s health & wellness and sustainability strategies and plans for that company, including marketing, product development, technology, alliances and acquisitions. Prior to being named President, Health & Wellness in September 2010, Ms. Jordan was the President of the Cheese and Dairy business unit of Kraft from January 2008 to September 2010. From 2006 to January 2008 she served as the President of the Grocery business unit of Kraft, and from 2004 to 2005 she was the Senior Vice President, Global Marketing of Kraft Cheese and Dairy. Ms. Jordan is a director of Colfax Corporation, a diversified global industrial manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, ESAB and Colfax Fluid Handling brand names, Bush Brothers & Company, a significant, privately held branded vegetable processor, and I and Love and You, a privately held branded manufacturer of grain-free food and healthy chews and treats for pets. She also serves as a director of IES Abroad, a not-for-profit company providing study abroad programs for a consortium of U.S. colleges and universities, and the Chicago Chapter of the National Association of Corporate Directors. She holds a Bachelor of Arts degree in arts management from Northwestern University and a Masters of Business Administration degree from the Kellogg School of Management at Northwestern University.

GREGORY B. KENNY

Age — 64

Director since March 2005

Chairman of the Corporate Governance and Nominating Committee

Former President and Chief Executive Officer of General Cable Corporation

Mr. Kenny served as President and Chief Executive Officer of General Cable Corporation, a Fortune 500 company, from August 2001 to June 30, 2015 and a director of General Cable Corporation from 1997 to June 30, 2015. General Cable Corporation is a manufacturer of aluminum, copper and fiber-optic wire and cable products. From 1999 to 2001 he served as President and Chief Operating Officer of General Cable Corporation; from 1997 to 1999 he served as Executive Vice President and Chief Operating Officer; from 1994 to 1997 he served as Executive Vice President, Sales and Marketing; and from 1992 to 1994 he served as President, Consumer Products Group. Mr. Kenny is the lead director of Cardinal Health, Inc., a Fortune 21 company that improves the cost-effectiveness of healthcare, and a director of AK Steel Holding Corporation, an integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly owned subsidiary, AK Steel Corporation. Previously, Mr. Kenny served as a director of the Cincinnati Branch of the Federal Reserve Bank of Cleveland, IDEX Corporation and numerous professional and not-for-profit organizations. Mr. Kenny holds a Bachelor of Science degree in business administration from Georgetown University, a Master of Business Administration degree from George Washington University and a Master of Public Administration degree from Harvard University. Mr. Kenny is a member of Industry Week’s manufacturing hall of fame, class of 2013.

BARBARA A. KLEIN

Age — 62

Director since March 2004

Chairman of the Audit Committee

Former Senior Vice President and Chief Financial Officer of CDW Corporation

Ms. Klein served as the Senior Vice President and Chief Financial Officer of CDW Corporation, a direct marketer of multi-brand information technology products, from 2002 until she retired in May 2008. CDW was acquired by an entity controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners in October 2007. Previously, she served as the Vice President and Chief Financial Officer of Dean Foods Company, a food and beverage company, from 2000 to 2002 and was the Vice President and Corporate Controller of Ameritech Corporation, a telecommunications company, from 1996 to 2000. Ms. Klein is a director of Cabot Microelectronics Corporation, the leading supplier of sophisticated polishing compounds and a provider of polishing pads used in the manufacture of advanced semiconductors (chips) and rigid disks, and a director of a not-for-profit entity, the National Council on Compensation Insurance, Inc., the most experienced source of workers compensation insurance information, tools and services in the U.S. Ms. Klein is a member of The Chicago Network. She holds a Bachelor of Science degree in accounting and finance from Marquette University and a Master of Business Administration degree from Loyola University.

VICTORIA J. REICH

Age — 59

Director since November 2013

Member of the Audit Committee

Former Senior Vice President and Chief Financial Officer of Essendant Inc.

Ms. Reich served as Senior Vice President and Chief Financial Officer of Essendant Inc., formerly, United Stationers Inc., a wholesale distributor of business products, from June 2007 to July 2011. Prior to that, Ms. Reich spent ten years with Brunswick Corporation, a manufacturer of recreation products, where she most recently was President of Brunswick European Group from 2003 to 2006. She served as Brunswick’s Senior Vice President and Chief Financial Officer from 2000 to 2003 and as Vice President and Controller from 1996 to 2000. Before joining Brunswick, Ms. Reich spent 17 years at General Electric Company, a diversified technology, media and financial services company, where she held various financial management positions. Ms. Reich is a director of H&R Block, Inc., a provider of tax preparation and related services, and a director of Ecolab Inc., a provider of water and hygiene services and technologies for the food, hospitality, industrial and energy markets. Ms. Reich holds a Bachelor of Science degree in applied mathematics and economics from Brown University.

JORGE A. URIBE

Age — 60

Director since July 2015

Member of the Audit Committee

Former Global Productivity and Organization Transformation Officer of The Procter & Gamble Company

Mr. Uribe served as the Global Productivity and Organization Transformation Officer of The Procter & Gamble Company, the world’s largest maker of consumer packaged goods, from December 2012 to July 1, 2015. Prior to that, Mr. Uribe spent more than 30 years with Procter & Gamble, where he most recently was Group President, Latin America and Global Club, Cash and Carry Channel from August 2011 to November 2012. He served as Procter & Gamble’s Group President, Latin America from August 2010 to July 2011 and as President, Latin America from July 2004 to July 2010. Prior to that Mr. Uribe was the Marketing and Sales Vice President for Latin America for three years and Vice President for Venezuela and the Andean Region for the previous two and one-half years. Before that he held a number of positions of increasing responsibility in Switzerland, Cyprus, Malaysia, United Arab Emirates & Gulf Countries, Saudi Arabia and Colombia. Mr. Uribe is a director of General Mills, Inc., a leading global food company, Grupo Argos, a holding company in Colombia holding interests in concrete, electricity generation and transmission, coal extraction, infrastructure and real estate, and Carvajal S.A., a manufacturer of school text books, office equipment and paper products. Mr. Uribe is a director of United Way Worldwide, a not-for-profit, charitable organization. He holds a Bachelor degree in management engineering from Universidad Nacional de Colombia: Sede Medellin and a Masters of Business Administration degree from Xavier University.

DWAYNE A. WILSON

Age — 58

Director since May 2010

Chairman of the Compensation Committee

Former Senior Vice President of Fluor Corporation

Mr. Wilson served as Senior Vice President of Fluor Corporation, reporting to the Chairman and CEO on key initiatives of strategic importance to the corporation, from June 23, 2014 to June 10, 2016. Fluor is one of the world’s largest publicly owned engineering, procurement, construction, maintenance and project management companies. Mr. Wilson previously served as President and Chief Executive Officer of Savannah River Nuclear Solutions, LLC, the managing and operating contractor of the U.S. Department of Energy’s Savannah River Site including the Savannah River National Laboratory, from October 1, 2011 to June 22, 2014. Mr. Wilson previously served from February 2007 to September 2011 as Group President, Industrial of Fluor Corporation. Fluor is one of the owners of Savannah River Nuclear Solutions. Mr. Wilson previously served as President, Fluor Mining & Minerals from 2003 to 2007, President, Fluor Commercial and Industrial Institutional from 2002 to 2003, Vice President & Executive Director, Offices of the Chairman and Chief Operating Officer from 2001 to 2002 and in a variety of positions of increasing responsibility from 1980 to 2001. Mr. Wilson is a director of AK Steel Holding Corporation, an integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly owned subsidiary, AK Steel Corporation. Mr. Wilson was a trustee of the Fluor Foundation and is a past director of the Urban League of Upstate South Carolina. He served as Chairman of the Engineering and Construction Contracting Association from 2002 to 2006. Mr. Wilson holds a Bachelor of Science degree in civil engineering from Loyola Marymount University.

The Board of Directors recommends that you vote FOR the nominees for election as directors.

The Board and Committees

The business and affairs of the company are conducted under the direction of its Board of Directors.

The Board of Directors is currently comprised of 10 directors, nine of whom are outside (non-employee) directors.

In the interim between annual meetings, the board has the authority under the company’s by-laws to increase or decrease the size of the board and to fill vacancies.

The experience, qualifications, attributes and skills that led the board to conclude that the nominees standing for election should serve as directors are discussed above in their biographies and below under the heading “The Board and Committees—Corporate Governance and Nominating Committee.”

The Board of Directors has determined that each of the following nine directors satisfies the definition of independent director, including the definition established by the New York Stock Exchange (the “NYSE”) applicable to members of the Compensation Committee: L. Aranguren-Trellez, D. B. Fischer, P. Hanrahan, R. L. Jordan, G. B. Kenny, B. A. Klein, V. J. Reich, J. A. Uribe and D. A. Wilson.

The board held seven meetings in 2016. Each director attended at least 75 percent of the meetings of the board and the committees of the board on which he or she served during 2016. As a group, the directors’ meeting attendance averaged 98 percent for the year.

We encourage, but do not require, our directors to attend the annual meeting of stockholders. Last year, all of our directors attended the annual meeting.

Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the board. “Non-management” directors are all those who are not company officers and may include directors who are not “independent” by virtue of the existence of a material relationship with the company. At least annually the independent directors meet in executive session without management or any other directors.

The board does not impose term limits, as this could unnecessarily interfere with the continuity, diversity, developed experience and knowledge and the long-term outlook the board must have. The Corporate Governance and Nominating Committee will consider a director’s tenure in making a recommendation to the board as to whether a director should be nominated for re-election. In making such recommendation the committee will consider such factors as effectiveness and productivity of the director, the need for retaining an experienced director and others identified during the board self-evaluation process.

Board policy requires outside directors to retire no later than the annual meeting following their 72nd birthday. Employee directors, including the Chief Executive Officer, are required to retire from the board upon retirement as an employee, unless the board determines otherwise in unusual circumstances. Board policy requires executive officers to retire at age 65.

The company’s Corporate Governance Principles; Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Executives Involved in Financial Reporting; and Policies on Business Conduct are available in the “Governance” section of the company’s website at http://www.ingredion.com.

Board Oversight of Risk Management Processes. The board regularly devotes time during its meetings to review and discuss the significant risks facing the company and the steps that the company takes to monitor, manage and mitigate such exposures. The full board directly discusses strategic, competitive, economic, geopolitical and political risks. Significant risks are identified in the company’s disclosures in its Annual Report on Form 10-K and updates, if any, and forward-looking statements disclosures, and are prioritized by management and discussed with the board and the appropriate committees of the board in the exercise of their oversight roles. The board conducts a comprehensive annual review of the company’s risk management processes with input from management and all relevant board committees, and the Chief Executive Officer and Chief Financial Officer report to the board quarterly on risk management matters.

Consistent with the NYSE’s corporate governance standards, the Audit Committee is the board committee with primary responsibility for oversight of the company’s risk management profile and compliance with legal and regulatory requirements. The charter of the Audit Committee states that the responsibility of the committee with respect to risk assessment is to review policies with respect to risk assessment and risk management, to discuss the company’s major risk exposures and the steps management has taken to monitor such exposure, and to review, on an annual basis, a report prepared by the General Counsel on litigation in which the company is involved and to provide the report to the full board. In the exercise of that responsibility, the Audit Committee discusses with management the major financial, legal and regulatory compliance risk exposures facing the company and the appropriate responses to such risks. The Audit Committee considers financial risk management policies and exposures relating to commodity prices including corn and energy, foreign exchange rates, interest rates and financial derivatives and reviews insurable risk management policies. The Audit Committee also reviews the company’s capital structure, access to capital markets, liquidity, credit availability and related matters.

In addition to the Audit Committee, the other committees of the board consider risk in connection with their oversight of the matters within the scope of their charters. The Compensation Committee oversees human resource and labor matters as well as executive and director compensation issues and considers whether the company’s compensation plans encourage excessive or inappropriate risk taking. Furthermore, the Compensation Committee considers the effect of the company’s compensation and benefit programs in regard to the competitive risks faced by the company. The Corporate Governance and Nominating Committee addresses potential risks that could result from the absence of independence or diversity on the board, potential conflicts of interest, environmental and quality matters and security and safety issues. Each committee provides regular reports on its reviews to the full board with respect to the risk assessment and risk management matters within the scope of its responsibilities.

Board Leadership. I. S. Gordon currently serves as our Chairman of the Board and Chief Executive Officer. Ms. Gordon’s two predecessors also served as Chairman of the Board and Chief Executive Officer, and her serving as such was a term of the letter of employment with respect to her employment. The board believes that this leadership structure with an independent lead director is the one that best meets the company’s and stockholders’ needs based on the individuals available and circumstances as they exist at the present time. We believe combining these roles provides clarity as to who is responsible for the strategic vision of the company and accountability in terms of who is responsible for executing that strategy. We believe that offering the combined role makes it easier to recruit the highest qualified persons. We also believe the combined role facilitates prompt responses to changing business conditions.

The board has adopted Corporate Governance Principles which are available in the “Governance” section of our website at http://www.ingredion.com. These Corporate Governance Principles are designed to promote effective functioning of the board’s activities, to ensure that we conduct our business in accordance with the highest legal and ethical standards and to enhance stockholder value. We believe that our Corporate Governance Principles ensure that strong, independent directors continue to effectively oversee our management and provide vigorous oversight of how we address key issues relating to strategy, risk and integrity. As described in our Corporate Governance Principles, these measures include the appointment by our independent directors of an independent director to act as lead director.

Our lead director is P. Hanrahan, who most recently served as the Chief Executive Officer of American Capital Energy & Infrastructure Management, LLC. The lead director is appointed annually by and from the company’s independent directors. The lead director oversees the board’s governance processes, including board evaluations, Chief Executive Officer succession planning and other governance-related and oversight matters. The responsibilities of the lead director include presiding at meetings of the Board of Directors in the absence of the Chairman of the Board and presiding at executive sessions conducted without management, except for meetings where executive performance and compensation are discussed, which are presided over by the Chairman of the Compensation Committee. The lead director serves as a liaison between the independent directors and the Chairman of the Board, provides direct feedback to the Chairman of the Board on a variety of matters discussed in the executive sessions without management and serves as an informal communication link between the directors and management. The lead director oversees that the board discharges its responsibilities and helps to manage the boundaries between board and management responsibilities. He or she also works with the Chairman of the Board and the Chairman of the Corporate Governance and Nominating Committee regarding matters to be included on the board agendas and the informational needs associated with those agendas and presentations and approves the agendas, meeting schedules and information provided to the board. The lead director works with the Chairman of the Board to ensure that the board works in an independent, productive fashion and is alert to its obligations to our stockholders. He or she works with the Chairman of the Board to ensure that board meetings are conducted in such a manner as to allow adequate time and opportunity for appropriate discussion of matters brought before the board. The lead director has the authority to call meetings of the Board of Directors and meetings of the independent directors. The lead director assumes those other responsibilities which the independent directors may designate from time to time and is available as deemed appropriate by the board for consultation and direct communication with stockholders. We believe that this structure recognizes that in most cases one person should speak for and lead the company and board, but also that an independent lead director with substantial authority helps ensure effective oversight by an independent board.

Committees of the Board. The board currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each of these committees operates pursuant to a written charter adopted by the board. These charters are available in the “Governance” section of our website at http://www.ingredion.com.

Audit Committee

Our Audit Committee is comprised entirely of independent directors, as “independent” is defined under the rules of the NYSE. Each of the members of the Audit Committee is “financially literate” as required by the rules of the NYSE. The board has determined that B. A. Klein, the Chairman of the committee, and V. J. Reich, meet the legal requirements of an “audit committee financial expert” as defined under SEC rules.

This committee assists the board in fulfilling its oversight responsibilities in the areas related to the financial reporting process and the systems of financial control. The Audit Committee also acts as a separately designated standing audit committee established in accordance with the Exchange Act. The committee’s duties include selecting the company’s independent auditors, who are accountable to and meet privately with this committee on a regular basis; reviewing the scope of the audit to be conducted by the independent auditors, as well as the results of their audit; overseeing our financial reporting activities, and the accounting standards and principles followed; discussing with management the company’s risk assessment and risk management practices, including risk relating to the company’s financial statements, financial reporting processes and the guidelines, policies and processes for monitoring and managing these risks; approving audit and non-audit services provided to the company by the independent auditors; and reviewing the organization, scope and independence of our internal audit function and our disclosure and internal controls. This committee also conducts ongoing reviews of potential related party transactions, including the review and approval of “related party transactions” as defined under SEC rules.

Members of the Audit Committee are B. A. Klein (Chairman), V. J. Reich and J. A. Uribe. This committee held ten meetings during 2016 and has furnished the report appearing on page 60.

Compensation Committee

Our Compensation Committee is comprised entirely of independent directors, as “independent” is defined under the rules of the NYSE. Each of the members of the Compensation Committee is also a “non-employee director” as that term is defined under Exchange Act Rule 16b-3 and an “outside director” as that term is defined in U.S. Treasury Regulation §1.162-27(3).

This committee:

•	together with our other independent, outside, non-employee directors, discharges the board’s responsibilities relating to compensation of our Chief Executive Officer,

•	reviews and approves the compensation of executive officers of the company other than the Chief Executive Officer, employee benefit plans in which the executive officers participate and the compensation of outside directors,

•	administers our executive compensation programs and assures that compensation programs are implemented according to our compensation philosophy as established by the Compensation Committee and that compensation actions are aligned with our business strategy, expected financial results and the interests of stockholders,

•	annually reviews the design of our compensation plans,

•	reviews and discusses with management the company’s compensation discussion and analysis to be included in the company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC,

•	prepares the Compensation Committee Report as required by the rules of the SEC,

•	reviews the results of the company’s stockholders’ advisory vote on executive compensation, determines what, if any, actions or policy recommendations are warranted based on the advisory vote and other feedback from stockholders, and makes recommendations on how frequently the company should provide its stockholders with such an advisory vote,

•	reviews the performance and succession plans of our executive officers and the developmental actions for the group of managers identified by management as high potential and therefore corporate-monitored employees and

•	administers our deferred compensation plan for our non-employee directors.

Our Compensation Committee, together with our other independent, outside, non-employee directors, reviews and approves corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluates our Chief Executive Officer’s performance in light of those goals and objectives and, together with our other independent, outside, non-employee directors, establishes our Chief Executive Officer’s compensation, based on the committee’s evaluation of the Chief Executive Officer’s performance.

The corporate goals and objectives are developed by our management, consistent with our business strategy, and approved by the board. Management recommends base salaries and short- and long-term incentive awards for our executive officers other than our Chief Executive Officer, based on external market information and internal equity. Our Compensation Committee reviews these recommendations and approves the base salaries and short- and long-term opportunities for the executive officers of the company other than our Chief Executive Officer. The Compensation Committee also reviews and approves compensation under equity-based plans for our executive officers other than our Chief Executive Officer.

Our Compensation Committee retains an independent consultant to advise it with respect to incentive plan design, external market information and other compensation matters. The independent consultant generally attends meetings of the committee and also communicates with the committee outside of meetings. Our Compensation Committee has instructed the independent consultant to:

•	act independently of management and at the direction of the committee,

•	understand that their ongoing engagement will be determined by the committee,

•	keep the committee informed of trends and regulatory developments,

•	provide compensation comparisons based on information that is derived from comparable businesses of a similar size to us and

•	provide detailed comparative data regarding executive officer compensation.

The Compensation Committee selected and directly retained the services of Pearl Meyer & Partners, LLC, an independent executive compensation consulting firm, as to its compensation decisions for 2016. Pearl Meyer & Partners did not provide any other services to the company and worked with the company’s management only on matters for which the Compensation Committee is responsible. The Compensation Committee assessed the independence of Pearl Meyer & Partners pursuant to SEC and NYSE rules and concluded that no conflict of interest existed that would prevent Pearl Meyer & Partners from serving as an independent consultant to the committee. The work of Pearl Meyer & Partners in 2016 did not raise any conflicts of interest.

Our Compensation Committee meets with our Chief Executive Officer annually to review the performance of our executive officers. This meeting includes an in-depth review of our executive officers’ performance and our succession plans. The same review is presented to the board each year. Similarly, the Compensation Committee reviews the Chief Executive Officer’s performance and meets independently of the Chief Executive Officer to discuss her compensation. This review is also presented to the board each year.

Our Chief Executive Officer generally attends meetings of the Compensation Committee by invitation of the committee.

The members of the Compensation Committee are D. A. Wilson (Chairman), D. B. Fischer and R. L. Jordan. This committee held five meetings during 2016.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is comprised entirely of independent directors, as “independent” is defined under the rules of the NYSE.

This committee recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the board, develops and regularly reviews corporate governance principles and related policies for approval by the board, oversees the organization of the board to discharge the board’s duties and responsibilities properly and efficiently and sees that proper attention is given and effective responses are made to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Corporate Governance and Nominating Committee include annually assessing the size and composition of the board, including developing and reviewing director qualifications for approval by the board, identifying and recruiting new directors and considering candidates proposed by stockholders, recommending assignments of directors to committees to ensure that committee membership complies with applicable laws and exchange corporate governance standards, conducting a preliminary review of director independence and financial literacy and expertise of Audit Committee members and overseeing director orientation and continuing education. The Corporate Governance and Nominating Committee also reviews proposed changes to our certificate of incorporation, by-laws and board committee charters, assesses and makes recommendations regarding stockholder protections, as appropriate, conducts ongoing reviews of potential conflicts of interest, reviews and approves any executive officers standing for election to outside for-profit boards of directors, reviews stockholder proposals in conjunction with the Chairman of the Board and recommends board responses, oversees the self-evaluation of the board and its committees, reviews requests for indemnification under our by-laws, oversees the company’s sustainability and social responsibility programs, oversees the company’s business conduct and anti-corruption compliance programs and meets with the company’s corporate compliance officer in executive session as often as the committee deems appropriate.

The company retains a professional third-party search firm to help identify and facilitate the screening and interview process for potential director candidates. The Corporate Governance and Nominating Committee maintains, with the approval of the board, formal criteria for selecting director nominees. Candidates for director are identified for the contributions they can make to the deliberations of the board and their ability to represent impartially all of the company’s stockholders, and are considered regardless of race or gender.

In addition to other considerations, all potential nominees are expected to have and all our current directors have:

•	the highest personal and professional ethics, integrity and values

•	education, breadth of experience, insight and knowledge to understand global business problems and evaluate the possible solutions

•	the ability to think strategically and make decisions with a forward-looking focus, with the ability to assimilate relevant information on a broad range of complex topics

•	leadership skills

•	the ability to work effectively with others

•	respect for the views of others and an open-minded approach to problems

•	an awareness of the responsibilities of the company to its employees, its customers and regulatory authorities

•	a reasoned and balanced commitment to the social responsibilities of the company

•	an interest and availability of time to be involved with the company and its employees over a sustained period

•	stature and experience to represent the company before the public, stockholders and the other various individuals and groups that affect the company

•	an ability and willingness to represent the stockholders’ short-term and long-term economic interests

•	the willingness to objectively appraise management performance in the interest of the stockholders

•	an open mind on all policy issues and areas of activity affecting overall interests of the company and its stockholders

•	no involvement in other activities or interests that create a conflict with the director’s responsibility to the company and its stockholders

The above attributes are expected to be maintained by board members as a condition of their ongoing membership to the board. The Corporate Governance and Nominating Committee reviews the makeup of the board and the tenure of its members at least annually to help determine the number and experience of directors required.

The Corporate Governance and Nominating Committee has also established the following additional criteria as an aid in the selection of potential director candidates. The weight given to any particular item may vary based on the committee’s assessment of the needs of the board, and not all criteria may be applicable to each vacancy.

Similarly, these criteria, in whole or in part, may be modified or waived by the Corporate Governance and Nominating Committee in connection with a particular vacancy or as otherwise deemed appropriate by the committee. Candidates should have all or a majority of the following important or desired attributes:

•	active employment as a Chief Executive Officer, or a President, Chief Financial Officer, Senior Officer or General Manager (or a comparable position of responsibility) of a publicly traded company (or a significant private company) with sales and complexity comparable with Ingredion

•	international business experience

•	financial responsibility during career and financial literacy

•	general management experience during career

•	experience on publicly traded or significant private company boards

•	experience with corporate governance issues, and ideally, some background in the legal aspects of governance applicable to publicly traded companies

•	expertise that is useful to the company and complementary to the background and experience of other board members, so that an appropriate balance of skills and experience of the membership of the board can be achieved and maintained

•	contribution to board diversity in the broadest sense (age, gender, ethnicity, geography and personal experience)

•	an understanding of technologies pertinent to the company’s businesses, production, marketing, finance, regulation and public policy

In addition to these minimum requirements and desired attributes, the Corporate Governance and Nominating Committee will also evaluate whether the candidates’ skills and experience are complementary to the existing board members’ skills and experience as well as the board’s need for operational, management, financial, international, technological or other expertise and diversity in a broad sense. The search firm identifies and screens the candidates, performs reference checks, prepares a biography for each candidate for the Corporate Governance and Nominating Committee to review and assists in establishing interviews. The Corporate Governance and Nominating Committee members interview candidates that meet the criteria and select those that it will recommend to the board for nomination. The board considers the nominees and selects those who best suit the needs of the board for nomination for election or appointment to the board. The Corporate Governance and Nominating Committee and the board consider the composition of the entire board and the entire range of diversity in the broadest sense (age, gender, ethnicity, geography and personal experience) in determining who best suits the needs of the board. We do not have a formal diversity policy, but we have historically had a diverse board.

Our board members have a desirable mix of backgrounds, skills and experiences. They are all financially literate and share the personal attributes of effective directors described above. Below are some of the specific experiences and skills of the ten nominees for election as directors.

Luis Aranguren-Trellez

Mr. Aranguren-Trellez’s experience includes currently serving as Chief Executive Officer of significant private companies, service as a director on several privately held company boards and on several not-for-profit boards, operating and manufacturing experience, general management experience and living and working outside the U.S.

David B. Fischer

Mr. Fischer’s experience includes serving as the Chief Executive Officer of a public company, operating and manufacturing and general management experience, including responsibility for international operations while based in the U.S., and service as a director on the boards of two public companies other than Ingredion and on several not-for-profit boards.

Ilene S. Gordon

Ms. Gordon’s experience includes currently serving as the Chairman and Chief Executive Officer of Ingredion, serving as the Chief Executive Officer of a large business unit of a large public company, operating and manufacturing, sales and marketing and general management experience, including living and working outside the U.S., and service as a director on several public company boards and on several not-for-profit boards.

Paul Hanrahan

Mr. Hanrahan’s experience includes serving as the Chief Executive Officer of a public company, serving as the Chief Executive Officer of a private company, service as a director on the boards of three public companies in addition to Ingredion and on the boards of two private companies, accounting and financial experience, operating and manufacturing, sales and marketing and general management experience, including living and working outside the U.S.

Rhonda L. Jordan

Ms. Jordan’s experience includes 25 years of operating, general management and marketing experience within a large, publicly held, global corporation where she most recently served as President, Global Health & Wellness, and Sustainability. She serves as a director, chairman of the compensation committee and as a member of the nominating and corporate governance committee of a public company, as a director and chairman of the compensation committee of a significant, privately held company and as a director of a small privately held company.

Gregory B. Kenny

Mr. Kenny’s experience includes serving as the Chief Executive Officer of a public company, accounting and financial, operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while based in the U.S., and service as a director on the boards of public companies other than Ingredion, including serving as the lead director of a Fortune 21 company, and on the boards of numerous not-for-profit organizations.

Barbara A. Klein

Ms. Klein’s experience includes serving as the Chief Financial Officer of two public companies, as the controller of a public company, as a financial executive at other companies in a number of industries and in various stages of development, including experience with acquisitions and divestitures, and service as chairman of the audit committee of a public company in addition to Ingredion and of a significant not-for-profit organization. She is a certified public accountant. Ms. Klein is an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

Victoria J. Reich

Ms. Reich’s experience includes 32 years of service in corporate financial and accounting roles, serving as the Chief Financial Officer of two public companies, and as a controller, and operating and general management experience, including responsibility for international operations while living and working outside the U.S., and service as chairman of the audit committee and a member of the finance committee of a public company and as chairman of the audit committee and a member of the safety, health and environment committee of another public company. Ms. Reich is an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

Jorge A. Uribe

Mr. Uribe’s experience includes more than 30 years of operating and general management experience and sales and marketing experience, including multi-regional and multi-country responsibility for international operations while living and working outside the U.S., within a larger, publicly held, global corporation and service as a director on the boards of two public companies in addition to Ingredion, on the board of a private company and on the board of a significant not-for-profit, charitable organization.

Dwayne A. Wilson

Mr. Wilson’s experience includes more than 36 years of project management, operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while based in the U.S., within a large publicly held corporation where he served as Group President of a significant international business unit and most recently served as Senior Vice President. His experience also includes serving as President and Chief Executive Officer of the managing and operating contractor of a significant U.S. Department of Energy site, including a National Laboratory, and serving as a director of one public company in addition to Ingredion.

The Corporate Governance and Nominating Committee will consider qualified candidates for director nominees suggested by our stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Corporate Governance and Nominating Committee, c/o the Corporate Secretary, at Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. The Corporate Governance and Nominating Committee intends to evaluate candidates proposed by stockholders in the same manner as other candidates.

In addition, our by-laws provide that candidates for director may be nominated at the annual meeting (without including such nomination in the company’s proxy materials) if the nominating stockholder gives the company written notice not less than ninety nor more than one hundred twenty days in advance of the date which is the anniversary of the date of the previous year’s annual meeting, or, if the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first. That notice must provide certain other information as described in our by-laws.

Pursuant to a recent amendment to our by-laws, stockholders may also submit director nominees to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2018 annual meeting must comply with the requirements of proxy access as set forth in our by-laws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the company not less than one hundred twenty nor more than one hundred fifty days prior to the anniversary of the date that the proxy statement was released for the prior year’s annual meeting, or if the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first.

Members of the Corporate Governance and Nominating Committee are G. B. Kenny (Chairman), L. Aranguren-Trellez and P. Hanrahan. This committee held five meetings during 2016.

Director Ownership Guidelines

Our Corporate Governance Principles provide that within five years of his or her election to the board, a director should acquire and hold a number of shares of the company’s common stock that from time to time has a market value equal to a minimum of five times the dollar amount of the cash portion of his or her annual board retainer. We count direct and indirect ownership of our common stock, including restricted stock, restricted stock units and phantom stock units, but do not include stock options in determining whether the ownership targets are satisfied. As of December 31, 2016, all the directors either exceeded their stock ownership targets or were within the five-year compliance window in which to meet those ownership targets. I. S. Gordon, our Chairman and Chief Executive Officer, is subject to an ownership requirement of six times her annual base salary, which she has satisfied.

Director Compensation

The following sets forth the individual components of our outside director compensation in 2016. Effective January 1, 2016, the annual board retainer was increased from $200,000 to $210,000, with the additional amount to be paid in common stock, and the additional retainer for the lead director was increased from $15,000 to $20,000.

I. S. Gordon, our Chairman and Chief Executive Officer, whose compensation is included in the Summary Compensation Table below, did not receive any additional compensation for serving as a director.

Annual Board Retainer	$210,000
Annual Audit Committee Chairman Retainer	$20,000
Annual Compensation Committee Chairman Retainer	$15,000
Annual Corporate Governance and Nominating Committee Chairman Retainer	$10,000
Annual Lead Director Retainer	$20,000

The annual retainers are intended to compensate our outside directors at levels comparable to those paid by similarly sized companies. The Compensation Committee and the board believe these to be appropriate levels in terms of the responsibilities borne by the directors and the market for director compensation.

$110,000 of each retainer paid in 2016 was paid in stock and the other $100,000 was paid in cash. Directors are permitted to defer all or a portion of their retainers into restricted stock units under our Stock Incentive Plan that are deferred until after the director’s termination of service from the board. All directors are reimbursed for board and committee meeting expenses, but no meeting attendance fees are paid in addition to the annual retainers.

The following table summarizes the compensation earned by our directors other than I. S. Gordon for service during 2016.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Luis Aranguren-Trellez	$100,000	$110,000	$—	$210,000
David B. Fischer	$100,000	$110,000	$2,000	$212,000
Paul Hanrahan(4)	$110,000	$120,000	$8,500	$238,500
Rhonda L. Jordan	$—	$210,000	$8,000	$218,000
Gregory B. Kenny(5)	$—	$220,000	$8,500	$228,500
Barbara A. Klein(6)	$110,000	$120,000	$—	$230,000
Victoria J. Reich	$100,000	$110,000	$5,035	$215,035
Jorge A. Uribe	$100,000	$110,000	$—	$210,000
Dwayne A. Wilson(7)	$107,500	$117,500	$—	$225,000

(1)

Restricted stock units have been valued at the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). See notes 2 and 12 to our consolidated financial statements for the year ended December 31, 2016 contained in our Annual Report on Form 10-K for a statement of the assumptions made with respect to the valuation under FASB ASC Topic 718. Shares of common stock have been valued at the closing price of a share of our common stock on the NYSE on the first day of the applicable fiscal quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day the exchange is open for trading. Restricted stock units are granted in advance on the first business day of each fiscal quarter equal to the amount of the retainer deferred divided by the closing price of a share of our common stock on the NYSE on the first day of the fiscal quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day the exchange is open for trading. The restricted stock units (and phantom stock units issued prior to 2005) earn dividend equivalents. The restricted stock units and dividends earned thereon are not subject to vesting but cannot be transferred until a date not less than six months after the date of the director’s termination of service from the board at which time the units will be settled by delivery of shares of common stock. Shares of common stock are granted in advance on the first business day of each fiscal quarter equal to the amount of the retainer paid in stock divided by the closing price of a share of our common stock on the NYSE on the first day of the fiscal quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day the exchange is open for trading.
(2)	As of December 31, 2016, each director had the following aggregate number of restricted stock units and phantom stock units accumulated in his or her deferral account for all years of service as a director, including additional share units credited as a result of the reinvestment of dividend equivalents: L. Aranguren-Trellez, 22,790 units; D. B. Fischer, 3,660 units; P. Hanrahan, 36,445 units; R. L. Jordan, 7,766 units; G. B. Kenny, 36,158 units; B. A. Klein, 27,284 units; V. J. Reich, 3,927 units; J. A. Uribe, no units; and D. A. Wilson, 11,249 units.
(3)	Amounts shown are matching contributions by the company made under a charitable matching gift program in which directors may participate which provides for matching contributions by the company ($2 match for every $1 of the first $1,000 contributed and $1 match for every $1 of the next $6,500 contributed).
(4)	Lead Director.
(5)	Corporate Governance and Nominating Committee Chairman.
(6)	Audit Committee Chairman.
(7)	Compensation Committee Chairman.

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of December 31, 2016, all persons or entities that the company knows are beneficial owners of more than five percent of the company’s issued and outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	7,452,281	10.30%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	6,387,002	8.82%

(1)	The ownership information disclosed above is based solely on the Amendment No. 7 to Schedule 13G report that BlackRock, Inc. filed with the SEC on January 9, 2017 on behalf of itself and its subsidiaries. According to the Schedule 13G report, BlackRock, Inc. has sole voting power over 6,628,993 shares covered by the report and sole dispositive power over 7,452,281 shares covered by the report.
(2)	The ownership information disclosed above is based solely on the Amendment No. 4 to Schedule 13G report that The Vanguard Group filed with the SEC on February 10, 2017 on behalf of itself and its subsidiaries in their capacities as investment advisers. According to the Schedule 13G report, The Vanguard Group has sole voting power over 57,949 shares covered by the report, sole dispositive power over 6,314,619 shares covered by the report, shared voting power over 17,231 shares covered by the report and shared dispositive power over 72,383 shares covered by the report.

The following table shows the ownership of the company’s issued and outstanding common stock as of March 21, 2017, of each director, each nominee for director, each named executive officer and all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Beneficial Owner	Outstanding Shares of Company Common Stock(1)	Shares Underlying Phantom Stock Units and Restricted Stock Units(2)	Percent of Class(3)
Luis Aranguren-Trellez	1,011	23,099	*
David B. Fischer	927	3,894	*
Ilene S. Gordon	837,198	45,428	1.2%
Paul Hanrahan	—	37,048	*
Rhonda L. Jordan	—	8,217	*
Gregory B. Kenny	—	36,529	*
Barbara A. Klein	2,828	27,630	*
Victoria J. Reich	—	4,162	*
Jorge A. Uribe	1,169	220	*
Dwayne A. Wilson	—	11,528	*
Jack C. Fortnum	187,591	12,312	*
James P. Zallie	100,153	9,896	*
Jorgen Kokke	28,274	3,360	*
Christine M. Castellano	54,684	4,634	*
All directors and executive officers as a group (20 persons)	1,377,547	251,222	1.9%

(1)	Includes shares of company common stock held individually, jointly with others, in the name of an immediate family member or under trust for the benefit of the named individual and/or one or more children of the named individual. I. S. Gordon disclaims beneficial ownership of 85,370 shares of common stock held in grantor retained annuity trust remainder trusts for the benefit of her adult children. Unless otherwise noted, the beneficial owner has sole voting and investment power. Fractional amounts have been rounded to the nearest whole share.

Includes shares of company common stock that may be acquired within 60 days of March 21, 2017, through the exercise of stock options granted by the company in the following amounts: I. S. Gordon, 475,420; J. C. Fortnum, 76,629; J. P. Zallie, 71,143; J. Kokke, 16,259; C. M. Castellano, 36,914; and for all directors and executive officers as a group, 793,237.

Includes shares of the company’s common stock subject to restricted stock awards in the following amounts: for each of L. Aranguren-Trellez and B. A. Klein, 888 shares and reinvestment of dividends on those shares; and for all directors and executive officers as a group, 1,776 shares. The shares of restricted stock held by Mr. Aranguren-Trellez and Ms. Klein were granted to these directors as part of their annual retainers, and reinvested dividends on these shares are vested but are restricted as to transfer until termination of service from the board. Holders of restricted stock are entitled to vote those shares prior to vesting.

Includes 1,141 shares of the company’s common stock held in the Ingredion Incorporated Stock Fund of our Retirement Savings Plan by all directors and executive officers as a group.

Fractional amounts have been rounded to the nearest whole share.

(2)	Includes shares of company common stock that are represented by deferred phantom stock units and restricted stock units of the company credited to the accounts of the outside directors and certain executive officers. The directors and executive officers have no voting or investment power over the company’s common stock by virtue of their ownership of phantom stock units or restricted stock units. The restricted stock units held by executive officers and included in this column are not exercisable within 60 days. Fractional amounts have been rounded to the nearest whole share.
(3)	Less than one percent, except as otherwise indicated. Does not include shares in the column headed “Shares Underlying Phantom Stock Units and Restricted Stock Units.”

Executive Compensation

Compensation Discussion and Analysis

This section provides information concerning our compensation programs in which our principal executive officer, our principal financial officer and our three most highly compensated executive officers other than our principal executive officer and principal financial officer (“named executive officers”) participated in 2016. The compensation discussion and analysis is organized as follows:

•	Executive Summary

•	Overview of Compensation Philosophy and Programs

•	Elements of Compensation

•	Executive Stock Ownership Requirements

•	Other Items

Executive Summary

We are a leading global manufacturer and supplier of starch and sweetener ingredients to a range of industries, including packaged food, beverage and industrial customers.

2016 Business Performance and Executive Pay Highlights

We achieved net sales of $5.70 billion in 2016. Our diluted earnings per common share in 2016 increased by 18.9% to $6.55 compared to $5.51 in 2015, while adjusted diluted earnings per common share increased by 21.3% to $7.13 compared to $5.88 in 2015. The increase in earnings per share was due primarily to significantly improved operating income in the North America, and to a lesser extent, in the Asia Pacific and Europe, Middle East and Africa (“EMEA”) regions, as compared to 2015.1 Operating income was improved primarily due to a better price/product mix in both our specialty and core ingredients, acquisition-related growth and reduced costs resulting from our global optimization efforts. These positive items were partially offset by the negative effect of foreign exchange and difficult macroeconomic conditions in South America.

2016 Executive Pay Highlights

•	Effective January 1, 2016, James P. Zallie was given responsibility for the South America region in addition to his responsibility for the North America region, in his new role as Executive Vice President, Global Specialties and President, Americas. Ricardo de Abreu Souza, who retired from the company in February 2016 and had served as Senior Vice President and President, South America Ingredient Solutions through December 31, 2015, had previously been responsible for the South America region.

•	The Compensation Committee approved base salary increases in 2016 including merit and promotional adjustments for our named executive officers, which averaged 6.5%. Excluding promotional increases, the average was 4.2%.

•	A substantial majority of the named executive officers’ compensation was in the form of annual and long-term incentives, providing, as in prior years, a strong incentive to increase shareholder value. From 64% to 86% of the named executive officers’ target total direct compensation was performance-based.

•	Annual Incentive Plan awards were based on targets of 65% to 125% of base salary of the named executive officers, based on achievement of goals with respect to EBITDA, operating working capital and personal objectives.

[1]	See Appendix A for a reconciliation of adjusted diluted earnings per common share to diluted earnings per common share determined in accordance with generally accepted accounting principles.

•	Reflecting the strong financial performance in 2016, the payments under the Annual Incentive Plan for 2016 to Ms. Gordon, Mr. Fortnum, Mr. Zallie, Mr. Kokke and Ms. Castellano were 138%, 137%, 136%, 125% and 147% of their target awards, respectively.

•	Long-term incentive awards had a target grant date value of from 41% to 69% of the named executive officers’ total 2016 target compensation (base salary plus target short- and long-term incentive compensation). These awards were in the form of nonqualified stock options, performance shares and restricted stock units granted pursuant to our Stock Incentive Plan. Our goal was to provide awards such that we delivered approximately 40% of the grant date fair value of the long-term incentive award in the form of nonqualified stock options, 35% in the form of performance shares and the remaining 25% in the form of restricted stock units.

•	Double-trigger vesting was implemented effective with the 2016 Stock Incentive Plan grants to named executive officers. In the event that outstanding grants remain exercisable for shares of common stock (i.e., the grants are not assumed or replaced with equity awards) after a Change in Control (as defined in the Stock Incentive Plan), accelerated vesting will occur only upon a qualifying termination event. The qualifying termination will require an involuntary termination without “cause” or resignation for “good reason” during a two-year protection period following a Change in Control.

Overview of Compensation Philosophy and Programs

Purpose and Structure

A well-structured executive compensation strategy, like a well-structured business strategy, requires clarity and balance. We need to address many important business variables and time frames in our compensation programs. Among the most important variables that we must manage are:

•	Alignment with company strategy and performance across time, i.e., short-, intermediate- and long-term performance,

•	Program design that properly encourages the necessary tradeoffs between short-term results and greater long-term value,

•	Reinforcement of prudent risk taking,

•	Facilitation of our ability to attract and retain key executive talent,

•	Competitiveness with prevailing practices in both level and mix of pay,

•	Program design and overall mix of compensation that is consistent with both managerial effectiveness and sound governance,

•	Program design that can be reasonably applied to a broader cross-section of positions than just named executive officers,

•	Programs that are straightforward and understandable and

•	Facilitation of sensible, sustainable and proportionate sharing of company success between shareholders and employees.

Our compensation programs are intended to balance these reinforcing (and competing) objectives. We believe our programs and related pay opportunities allow us to achieve these objectives in a prudent and effective way. Our executive compensation structure is straightforward, competitive in the marketplace and has a strong emphasis on performance. We believe it is one that shareholders can understand and support.

Our compensation structure for our named executive officers for 2016 included the following broad elements:

This structure is simple and comprehensive, providing:

•	elements essential to be competitive in the marketplace,

•	a mix that supports the short- and long-term elements of our business strategy and

•	performance measures that are drivers of and/or directly based on shareholder value.

Performance

Our pay programs are aligned with competitive practice and our performance. We are committed to continuing to manage the company in a prudent manner for long-term success. We believe we are providing the right incentives to our management for them to do so.

In making decisions with respect to pay for our named executive officers for 2017, our Compensation Committee took into account the say-on-pay vote at our 2016 annual meeting. In light of the 95.9% vote in favor of the compensation of our named executive officers, we did not change our compensation plans as a result of the say-on-pay vote. Our programs for 2017 are similar to those for 2016.

We continue to evaluate our compensation programs and practices to ensure we incorporate best practices in executive compensation and consider modifications to our programs to support our business strategies and provide an appropriate balance of risk and reward.

Philosophy and Process

Our Compensation Committee establishes our compensation philosophy. Our executive compensation programs are approved by our Compensation Committee based on recommendations by management and advice from an independent compensation consultant and administered by our Human Resources Department. Our Chief Executive Officer and Senior Vice President, Human Resources make recommendations concerning base salary, short- and long-term incentive compensation and plan design to our Compensation Committee. Our Compensation Committee approves all forms of compensation, related design provisions and performance goals for our named executive officers.

We are committed to maximizing shareholder value and dedicated to attracting and retaining the necessary talent to accomplish this objective. Our compensation philosophy is designed to directly align the interests of shareholders and employees through compensation programs that will reward employees for performance that builds long-term shareholder value.

The objectives of our compensation programs are to:

•	Align and motivate management to execute our business strategy and to enhance shareholder value,

•	Attract and retain outstanding and talented executives who can execute our strategy and deliver the best business results and

•	Reinforce pay-for-performance by aligning earned compensation with results.

To meet our objectives, elements of compensation are based on the following three fundamental principles.

A Substantial Portion of the Named Executive Officers’ Compensation Will Be Performance-Based. Our executive compensation programs are designed to motivate our executive officers to maximize shareholder returns by achieving growth and profitability goals. Our programs provide this motivation in a number of ways.

•	From 64% to 86% of the named executive officers’ target total direct compensation in 2016 was performance-based.

•	Our named executive officers may earn cash payments under our Annual Incentive Plan with target awards ranging from 65% to 125% of the named executive officer’s base salary. The remaining performance-based portion of total direct compensation was in the form of long-term incentive compensation.

•	The amount of the payments is directly related to the level of performance.

•	No payments are made for a particular program component if threshold performance goals are not achieved.

•	The performance goals are recommended by management and reviewed by the Compensation Committee before being approved by the independent members of the Board of Directors.

A Substantial Portion of Named Executive Officer Compensation Will Be Delivered in the Form of Equity Awards. The Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of long-term equity incentives in order to align the interests of our named executive officers with the interests of our shareholders. In 2016, 35% of the equity compensation provided to our named executive officers was delivered in the form of performance shares, 40% in the form of stock options and 25% in the form of restricted stock units. These awards in combination focus executives on the creation of shareholder value over the long term and permit named executive officers to accumulate ownership in the company.

Like awards earned under the Annual Incentive Plan, performance shares are earned based on the achievement of performance goals recommended by the Compensation Committee and approved by the independent members of the Board of Directors. No performance shares are earned if threshold performance goals are not achieved. Stock options have no realizable value at the time of grant. Named executive officers will only realize value from stock options if our share price appreciates above the exercise price which is the closing price of a share of our common stock on the date of grant. Restricted stock units have a value tied to the stock price.

Our Compensation Program for Named Executive Officers Is Designed to Enable Us to Attract and Retain First-Rate Executive Talent. We believe that shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive. Therefore, in general we target base salary and annual cash compensation (base salary plus target short-term incentives) and long-term incentive compensation opportunities for the named executive officers at the 50th percentile based on executives with similar responsibilities among a comparator group of companies. However, actual pay opportunities can vary somewhat (above or below) this market reference point based on experience, performance, retention concerns and overall expertise in the role. We prepare market benchmarking on the basis of pay opportunities, that is, “target” and grant date values of compensation. We use target/grant date values in our market analyses because earned compensation (as contrasted with target) is entirely a function of performance. Our objective is to deliver competitive target compensation opportunities. Management provides the Compensation Committee with information regarding compensation practices of the compensation comparator group of companies to assist the Compensation Committee in understanding the external market. In 2016, this market data was provided to management by Aon Hewitt and reviewed by the Compensation Committee and by its advisor, Pearl Meyer & Partners. The compensation comparator group used for 2016 compensation decisions consisted of the following 30 companies:

Ball Corporation	Hormel Foods Corporation
BorgWarner Inc.	The J. M. Smucker Company
Campbell Soup Company	Mattel, Inc.
The Clorox Company	McCormick & Company, Incorporated
Darling Ingredients Inc.	Mead Johnson Nutrition Company
Dover Corporation	Meritor, Inc.
Dr Pepper Snapple Group, Inc.	Mohawk Industries, Inc.
Eastman Chemical Company	Owens-Illinois, Inc.
Federal-Mogul Holdings LLC	Pentair plc
Flowserve Corporation	Reynolds American Inc.
Fresh Del Monte Produce Inc.	Sonoco Products Company
Harley-Davidson, Inc.	SPX Corporation
The Hershey Company	Tenneco Inc.
Joy Global Inc.	Terex Corporation
Leggett & Platt, Incorporated	Visteon Corporation

We compete for talent with a variety of companies in the U.S. and elsewhere. Accordingly, since our executive talent is likely to come from a variety of industries, the Compensation Committee decided that the comparator group should similarly reflect a robust cross-section of companies and industries. Consequently, a comparator group was developed that was based on companies that provide data to the Aon Hewitt database and which were broadly similar in revenue scope (between $3.7 billion and $9.5 billion in annual revenues). Aon Hewitt applied regression analysis where appropriate to account for differences in size (i.e., revenues) of the companies in the 2016 comparator group in estimating the market value of each compensation element, a common analytical convention. The median annual revenue of this group was $6.5 billion.

There were a number of changes in the 2016 compensation comparator list when compared to the 2015 list. Three companies were acquired and their revenues fell below the median revenue among Ingredion’s benchmark peer group (Chiquita Brands International, Inc. acquired by Cutrale Group and Safra Group; MeadWestvaco Corporation acquired by Rock-Tenn Company; and Lorillard, Inc. acquired by Reynolds American Inc.). In addition, seven companies were removed from the peer group due to their having a primarily domestic operating footprint (Essendant Inc., Hanesbrands Inc., Trinity Industries, Inc., W.W. Grainger, Inc., Graphic Packaging Holding Company, Masco Corporation and Weyerhaeuser Company). The following two companies were added to the comparator group: Darling Ingredients Inc. and Fresh Del Monte Produce Inc.

We determine all elements of compensation annually at the same time in order to consider the relationships between all of the compensation elements as well as to assess the appropriateness of the total compensation package for each named executive officer. To accomplish this, we review the strength of our financial performance, the executive officers’ positions and levels of responsibility, internal comparisons, individual performance and historical grant levels, as well as the competitive market data for the compensation comparator group.

Elements of Compensation

As summarized above, our compensation program has five components: base salary, annual incentives, long-term incentive compensation, benefit programs broadly available to employees and a limited number of perquisites. Each element is addressed in the context of competitive conditions and internal comparisons. The Compensation Committee annually reviews each component of compensation including performance metrics and objectives to determine whether they remain properly aligned. Accordingly, there may be changes from year to year in the metrics or other plan design elements we use to measure performance and as the basis for earning the components of compensation.

Base Salary: We target base salaries at the 50th percentile (actual salaries are adjusted for relative experience for the position) relative to executives with similar responsibilities of the compensation comparator group of companies. The specific named executive officer’s salary varies based on the level of his or her responsibility, experience, time in position, internal equity considerations and individual performance. Salaries are reviewed annually. All salary actions with respect to named executive officers other than the Chief Executive Officer are recommended by our Chief Executive Officer and reviewed and approved by the Compensation Committee. Our Chief Executive Officer’s recommendations are made at the conclusion of our performance review process. Our performance review process requires our Chief Executive Officer to evaluate the other named executive officers’ performance and contributions against objective metrics and success drivers and to assign a performance rating. This rating system is used for all salaried employees. Based on these ratings our Chief Executive Officer makes salary recommendations considering the named executive officers’ time in the position and the salary-50th percentile for the corresponding position in the compensation comparator group.

In 2016, the Chief Executive Officer recommended salary increases for the other named executive officers, and the Compensation Committee approved total salary increases for the executive officers including the Chief Executive Officer. The increases for our named executive officers averaged 6.5%, which included promotional increases. Excluding promotional increases, the average was 4.2%.

Annual Incentive Plan: Our Annual Incentive Plan is our short-term incentive cash compensation program for executive officers, including the named executive officers. This plan was approved by our shareholders in 2015.

Since its inception, our Annual Incentive Plan has fostered and supported our pay-for-performance philosophy by providing direct incentives to achieve specific financial goals. These goals are based on financial goals for the company recommended by management and approved by our Board of Directors. These plan goals are intended to align performance with our shareholders’ interests. Earned annual incentives are based on performance relative to the pre-established financial goals and personal objectives.

The Compensation Committee approves a cash, short-term incentive target opportunity for each named executive officer expressed as a percentage of base salary. For 2016, the target awards for the named executive officers ranged from 65% to 125% of base salary depending on the officer’s position, as shown in the table on page 33. Incentive targets are established by the Compensation Committee in part based on market data and in part based on our Chief Executive Officer’s recommendations concerning short-term incentive target awards for specific named executive officers (other than herself). Ms. Gordon’s 2016 target was established based on market data and was approved by the Compensation Committee and the independent members of the Board of Directors.

Management recommended and the Compensation Committee approved the performance measures, goals and weightings with respect to the goals as shown in the table below. The Compensation Committee approved each performance measure for the following reasons: EBITDA because it serves as a foundation for our growth and, as a result, shareholder value; operating working capital (specifically defined as cash conversion cycle) because it is a key financial metric; and personal objectives because these objectives are important priorities for each individual executive to achieve strategic initiatives. Mr. Zallie’s and Mr. Kokke’s goals included regional EBITDA goals for the regional operations for which they were responsible in order to provide an incentive for superior performance of those operations.

Weightings Assigned in 2016 to Each Performance Objective under the

Annual Incentive Plan for the Named Executive Officers

	EBITDA(1)	Regional EBITDA		Operating Working Capital(2)	Personal Objectives
I. S. Gordon	60%			15%	25%
J. C. Fortnum	60%			15%	25%
J. P. Zallie	35%	25	%(3)	15%	25%
J. Kokke	35%	25	%(4)	15%	25%
C. M. Castellano	60%			15%	25%

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)	Operating working capital is defined as cash conversion cycle which is the 12-month average of trade accounts receivable plus inventory less trade accounts payable and accrued expenses divided by average monthly net sales multiplied by 30 days.
(3)	EBITDA for the North America region and EBITDA for the South America region.
(4)	EBITDA for the Asia Pacific region and EBITDA for the EMEA region.

Scales developed for each metric permit participants in our Annual Incentive Plan (“AIP”) to earn from 0% up to 200% of their annual incentive targets based on achievement from 88% to 115% of the EBITDA goal and achievement of an operating working capital goal from 0% for 64.7 days outstanding to 200% for 54.6 days outstanding.

Our Board of Directors approves goals and objectives for the company. The Compensation Committee, together with the company’s other independent directors, reviews and approves corporate goals and objectives relevant to our Chief Executive Officer’s compensation in light of those goals and objectives for the company. The Compensation Committee in conjunction with the company’s other independent directors evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee discusses the evaluation with the other directors and recommends compensation for the Chief Executive Officer to the independent directors who approve the Chief Executive Officer’s compensation, including base salary and short- and long-term incentive awards.

To be eligible to receive an incentive payment for a performance period, a named executive officer must (i) be an employee of the company on the last day of the performance period, or have terminated employment during the performance period due to retirement, disability or death, and (ii) have been employed by the company more than six months of the performance period. A named executive officer who is eligible to receive an incentive payment for a performance period, but who was not actively employed during the entire performance period, will receive a prorated payment determined in accordance with rules approved by the Compensation Committee. Annual incentive awards for each performance period are to be paid within two and one-half months after the end of the one-year performance period. The following tables set forth our financial performance goals established for each named executive officer for 2016 as well as the actual results achieved.

Summary of 2016 Financial Goals and Actual Results under the

Annual Incentive Plan for the Named Executive Officers

Financial Metrics ($ in millions)	2016 Target-Level Goals	2016 Financial Results
EBITDA for the company	$953.2	$1,020.1
EBITDA for the North America Region	$652.5	$729.0
EBITDA for the South America Region	$134.4	$111.6
EBITDA for the Asia Pacific Region	$132.6	$133.7
EBITDA for the EMEA Region	$117.9	$123.3
Operating Working Capital	59.6 days	60.6 days

Executive Annual Incentives

Payout Percentage Detail—2016

	EBITDA			Operating Working Capital		Personal Objectives		Total
Name	% Weighting	% Payout		% Weighting	% Payout	% Weighting	% Payout	% Payout
I. S. Gordon	60%	147%		15%	90%	25%	145%	138%
J. C. Fortnum	60%	147%		15%	90%	25%	140%	137%
J. P. Zallie	60%	146	%(1)	15%	90%	25%	137.5%	136%
J. Kokke	60%	135	%(2)	15%	90%	25%	125%	125%
C. M. Castellano	60%	147%		15%	90%	25%	180%	147%

(1)	Based on 35% weighting to EBITDA for the company and 25% weighting to EBITDA for the North America region and EBITDA for the South America region.
(2)	Based on 35% weighting to EBITDA for the company and 25% weighting to EBITDA for the Asia Pacific region and the EMEA region.

Executive Annual Incentives

Target, Maximum and Actual Awards—2016

	AIP Target		AIP Maximum(1)		2016 Calculated AIP Payout (paid in March 2017)
Name	% of Salary	Amount ($)	% of AIP Target	Amount ($)	% of AIP Target	Amount ($)
I. S. Gordon	125%	$1,491,535	200%	$2,983,050	138%	$2,057,573
J. C. Fortnum	80%	$490,383	200%	$980,766	137%	$670,354
J. P. Zallie	80%	$480,000	200%	$960,000	136%	$650,760
J. Kokke	75%	$302,505	200%	$605,010	125%	$379,493
C. M. Castellano	65%	$269,588	200%	$539,176	147%	$395,485

(1)	These amounts reflect 200% of the target opportunity. In 2016, awards granted to our named executive officers were based upon an incentive pool equal to 3% of our total operating income and an individual allocation of this pool of 40% to our Chief Executive Officer and 15% each to our Chief Financial Officer and each of our region Presidents, subject to a maximum award of $5.0 million in each case. The Compensation Committee exercised its discretion to reduce these award amounts based on the metrics described in the discussion of our Annual Incentive Plan.

Annual incentives paid for 2016 were determined based upon achievement of goals set for corporate and regional financial results including EBITDA, operating working capital and personal objectives. The Compensation Committee exercised its discretion to adjust the 2016 EBITDA results to offset expenses of $3.0 million for the acquisition of TIC Gums Incorporated, expenses of $10.8 million related to the outsourcing of our information technology (“IT”) function and severance expenses of $2.2 million for the closing of our Port Colborne, Ontario, Canada plant.

For 2016, the performance goals for each of the named executive officers were recommended by the Compensation Committee and reviewed and approved by the independent members of the Board of Directors. These goals were based upon financial goals for the company recommended by management and reviewed and approved by the Board of Directors.

The personal objectives component represented 25% of each named executive officer’s potential award opportunity. The personal objectives for the Chief Executive Officer and the other named executive officers were recommended by the Compensation Committee and reviewed and approved by the independent members of the Board of Directors. The personal objectives for the named executive officers other than the Chief Executive Officer were recommended by the Chief Executive Officer to the Compensation Committee.

Ms. Gordon’s personal objectives were focused on revenue and cost synergies and delivery of growth. In particular her goals were weighted as follows:

•	Safety (20%),

•	Results-focused new product development and innovation (20%),

•	Strategic planning and execution (20%),

•	Succession planning, talent assessment and leadership development (15%),

•	Continuous improvement in controllable costs (15%) and

•	Customer experience (10%).

The personal objectives of the other named executive officers were aligned with Ms. Gordon’s personal objectives and focused on those same key areas in varying levels of emphasis and weighting.

At the end of the year, each named executive officer submitted a written self-appraisal. For the named executive officers other than the Chief Executive Officer, the appraisals were reviewed by the Chief Executive Officer. The self-appraisal for the Chief Executive Officer was reviewed by the Compensation Committee. These reviews considered completion of objectives and the quality of work performed and incorporated an element of judgment in assigning individual levels of achievement. A maximum 200% payout on the personal objective component was possible for exceptional achievement.

Based on the Compensation Committee’s review of the individual personal objectives and actual achievements for Ms. Gordon and upon Ms. Gordon’s recommendations for the other named executive officers, the following achievement percentages were assigned for personal objectives: 145.0% for Ms. Gordon, 140.0% for Mr. Fortnum, 137.5% for Mr. Zallie, 125.0% for Mr. Kokke and 180.0% for Ms. Castellano.

Our Chief Executive Officer can recommend an adjustment to the amount of the Annual Incentive Plan award earned by any other named executive officer (positively or negatively) based on her judgment of that individual’s performance and/or her judgment of the degree of difficulty of the goal. In 2016, the Chief Executive Officer did not recommend any adjustments under this provision. Furthermore, the Compensation Committee can adjust the total amount earned and calculated in accordance with the metrics described above from 0% to 150% based on its determination of the relative strength or weakness of an individual’s performance. As a result, an outstanding performer can have his or her total bonus payment increased by 50%; conversely, the bonus can be reduced incrementally to $0 for an unsatisfactory performer. No such adjustments were made under this provision for 2016.

Long-term Incentive Compensation: The principal purpose of our long-term incentive compensation program is to align the rewards to executives with the creation of shareholder value. For our Chief Executive Officer, the grant date value of target long-term incentive compensation comprised 69% of total 2016 target compensation (base salary plus target short- and long-term incentive compensation). For our other named executive officers, the grant date value of target long-term incentive compensation comprised from 41% to 56% of their total 2016 target compensation. We feel this provided an appropriate balance between shorter- and longer-term compensation and fixed and variable components. In 2016, we awarded long-term incentives to our executive officers in the form of nonqualified stock options, performance shares and restricted stock units granted pursuant to our Stock Incentive Plan. Our goal was to provide awards such that we delivered approximately 40% of the grant date fair value of the long-term incentive award in the form of nonqualified stock options, 35% in the form of performance shares and the remaining 25% in the form of restricted stock units. We used these allocations among stock options, performance shares and restricted stock units to provide a balance of compensation based on absolute stock price growth and superior relative performance-based shareholder return. We continue to evaluate the appropriate mix of long-term incentive compensation vehicles in comparison to the market to best support our long-term business strategy.

Stock Options. We determined the February 2016 grant of nonqualified stock options by converting 40% of the targeted long-term incentive compensation value for each named executive officer to a number of stock options using an estimated Black-Scholes option value. Stock options were granted to eligible management employees, and the exercise price of such options was established on February 2, 2016. All of these options granted to our named executive officers are nonqualified stock options with ten-year terms that vest in one-third increments on the first three anniversaries of the date of the grant. In the event of a retirement (defined as age 65, age 55 with ten years of service or age 62 with five years of service) one year after grant date, these options will continue to vest.

We make long-term incentive grants at the Compensation Committee’s first meeting each year, typically in early February, and at the same time other elements of compensation are determined so that we can consider all elements of compensation simultaneously.

Performance Shares. In 2014, 2015 and 2016, performance shares comprised 35% of the targeted long-term incentive compensation value. Performance shares awarded will be earned based on our relative total shareholder return (“TSR”) relative to our performance share peer group for a three-year cycle. The performance shares are intended to focus our executive officers on achieving critical multi-year goals, in particular, delivering superior shareholder returns relative to a comparator group. We believe that over time investors will choose our stock if they believe it will, at least, perform as well as a relevant group of peers and with strong expectations that we might outperform those peers. The Compensation Committee regularly reviews the design of the performance shares, including performance metrics, to ensure the grants continue to be aligned with maximizing shareholder returns by achieving growth and value-generation goals. To further promote executive share ownership and shareholder alignment, vested performance shares are paid in common stock. No dividends are earned on any performance shares prior to the stock payment.

As with prior years, for performance shares awarded in 2016, we set the relative TSR target award at the 55th percentile of the performance share peer group described below because we wanted to reward for above-average performance in our long-term incentive plan. TSR is defined for purposes of the performance shares as the sum of (a) change in stock price (ending stock price minus starting stock price) plus (b) dividends paid divided by beginning stock price. Beginning stock price is the average of the daily average prices for each of the 20 trading days immediately prior to the first day of the performance period. Ending stock price is the average of the daily average prices for each of the last 20 trading days of the performance period. The daily average prices are the average of the high and low prices on the NYSE for one share of common stock on the date of determination. Dividends paid were the total of all dividends paid on one share of common stock during the applicable calendar quarter(s) during the performance period with dividends treated as though they were reinvested at the end of each calendar quarter based on the stock price at the end of each calendar quarter.

Performance shares are earned based on our relative percentile ranking with respect to TSR for members of our performance share peer group. The performance/reward scale for the 2016 grant is as follows:

	Threshold Performance (50% of Shares)	Target Performance (100% of Shares)	Maximum Performance (200% of Shares)
Relative Total Shareholder Return	40th percentile	55th percentile	80th percentile

The performance share peer group for the performance shares granted in 2016 consisted of Ingredion and the 18 companies listed below.

Agrium Inc.	Huntsman Corporation
Albemarle Corporation	Innophos Holdings, Inc.
Archer-Daniels-Midland Company	International Flavors & Fragrances Inc.
Bemis Company, Inc.	Kerry Group plc
Crown Holdings, Inc.	The Mosaic Company
E. I. du Pont de Nemours and Company	Potash Corporation of Saskatchewan Inc.
Ecolab Inc.	Sealed Air Corporation
FMC Corporation	Sensient Technologies Corporation
W. R. Grace & Co.	Tate & Lyle PLC

This performance share peer group was the same as the one used for the prior two years, except for the removal of Sigma-Aldrich Corporation and Mead-Westvaco Corporation, which were excluded due to corporate transactions. In trying to construct an optimal custom comparator group, the following criteria or “filters” were utilized:

•	Commodity price sensitivity,

•	Overseas operations,

•	Basic ingredient, food additives and midstream manufacturing/inputs,

•	Market capitalization between $1 billion and $50 billion,

•	Select international companies in related segments and/or competitors,

•	Generally capital intensive and

•	Demonstrated correlation in stock price returns to both Ingredion and the other companies in the comparator group.

The performance share peer group was utilized for this program rather than the compensation comparator group because we believe investors are more likely to consider the stocks of these companies as alternatives to an investment in our stock than the companies in the compensation comparator group, in part because their business operations are more similar to ours. We believe that the compensation comparator group is more representative of industries from which we may attract talent. Therefore, we use it to determine competitive compensation levels. We believe the use of two separate groups of companies is appropriate and not uncommon given the different purposes for comparison.

Results of 2014-2016 Performance Awards. Relative TSR for this 3-year performance cycle was at the 100th percentile. Consequently, 200% of the target number of performance shares granted in February 2014 were earned. TSR was used because it is a direct measure of the value delivered to shareholders relative to other comparable investments. The performance/reward scale for the 2014-2016 cycle at threshold, target and maximum levels was the same as for the 2016-2018 cycle shown above.

Restricted Stock Units. Restricted stock units represent the right to receive a share of common stock upon vesting. Restricted stock units are granted to align the interests of named executive officers with the interests of our shareholders. They promote retention of critical executive talent. They also help balance the named executive officers’ long-term incentive compensation mix to minimize risk taking. Finally, they result in the issuance of a lesser amount of shares to provide an equivalent amount of compensation compared to stock options. We determined the February 2016 grants by converting 25% of the targeted long-term incentive compensation value for each named executive officer to a number of restricted stock units using the closing price of a share of our common stock on the date of grant. Restricted stock units granted to the named executive officers in February 2016 vest on the third anniversary of the date of the grant. The restricted stock units vest on a pro rata basis in the event of death or disability. The restricted stock units will continue to vest in the event of retirement (defined as age 65, age 55 with ten years of service or age 62 with five years of service) more than one year after grant date. As of each dividend payable date, additional restricted stock units equivalent to the value of the dividend are credited to the award. The additional restricted stock units carry the same terms and conditions as the underlying award.

Retirement and Other Benefits: We also provide benefits such as medical, dental and life insurance and disability and accidental death and dismemberment coverage to each U.S.-based named executive officer. These benefits are also provided to all eligible U.S.-based employees. Eligible employees, including the named executive officers, can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their active employee benefits. In addition, all salaried employees in the U.S. are eligible to participate in our Retirement Savings Plan and, subject to certain service requirements, our Cash Balance Pension Plan and our Retiree Health Care Spending Accounts (“RHCSA”). Mr. Fortnum and eleven other current employees who were participating in our legacy Executive Life Insurance Plan that was established by our former parent company prior to our becoming an independent public company are provided with split-dollar life insurance. This plan has been frozen.

Cash Balance Plan. Our Cash Balance Plan is a defined benefit qualified pension plan which is available to all U.S., salaried employees hired before January 1, 2015. Accounts of participants in the Cash Balance Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of a salaried employee’s eligible compensation (defined as base salary, overtime and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service. Due to a recent plan change, credit for service was frozen at 2017 levels for purposes of calculating the pay credit percentage. The value of a participant’s account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum if certain funding conditions are met. The Cash Balance Plan provides for a three-year vesting period. All of the named executive officers other than Mr. Kokke participate in the Cash Balance Plan.

Retirement Savings Plan. Our Retirement Savings Plan is a tax-qualified 401(k) savings plan that offers U.S., salaried employees the opportunity to contribute up to 75% of their eligible compensation on either a before-tax or after-tax basis. The company matches 100% of employee contributions up to the first 6% of eligible compensation contributed. Employee contributions are fully vested upon contribution. Company contributions are vested over three years of qualified employment with the company.

Mr. Kokke participates in the Ingredion Incorporated Third Country National Cash Balance Plan. The plan is a defined benefit qualified pension plan which is available to certain employees who are not working in their country of origin. Accounts of participants in the Third Country National Cash Balance Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of an employee’s eligible compensation (defined as base salary, overtime and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service. The value of a participant’s account at retirement is paid out in a lump sum. The Third Country National Cash Balance Plan provides for a three-year vesting period.

Supplemental Executive Retirement Plan. Certain of our U.S.-based eligible employees, including all the named executive officers other than Mr. Kokke, are entitled to participate in our Supplemental Executive Retirement Plan (“SERP”). The purpose of this nonqualified, unfunded plan is to (a) permit certain key executives to defer receipt of a portion of current compensation, including short- and long-term incentive payments, until a later year, (b) provide participants and their beneficiaries with the amount of retirement income that is not provided under the Cash Balance Plan or the Retirement Savings Plan by reason of statutory limits on eligible compensation under tax-qualified plans and (c) preserve the opportunity for executives to continue to defer compensation that was deferred under previously maintained plans.

To the extent that an employee’s annual retirement income benefit under the Cash Balance Plan exceeds the limitations imposed by the U.S. Internal Revenue Code, additional benefits may be provided by our nonqualified SERP through a Cash Balance Make-up Account to which we contribute the amounts that we would contribute to the Cash Balance Plan absent those limitations. All of the named executive officers other than Mr. Kokke participate in Cash Balance Make-up Accounts.

Participants are entitled to participate in Annual Deferral Accounts and Savings Plan Make-up Accounts under the nonqualified SERP. To the extent that benefits are limited under the Retirement Savings Plan due to statutory limits on compensation and deferral under tax-qualified plans, participants are permitted to defer compensation under the SERP. We make matching contributions to Savings Plan Make-up Accounts that mirror our contributions to the Retirement Savings Plan. A participant is vested in his or her Savings Plan Make-up Account to the extent that he or she is vested in the Retirement Savings Plan matching contributions. SERP participants are general, unsecured creditors of the company.

Retiree Health Care Spending Accounts. A RHCSA account will be provided to Mr. Fortnum and Ms. Castellano provided his or her employment with the company is terminated by retirement at or after age 55 with ten years of service. The RHCSA accounts provide assistance in purchasing pre-age 65 retiree medical and dental coverage from the company and to reimburse for a Medicare supplement policy for coverage at age 65 or older. At termination, qualified employees have access to a RHCSA for themselves and a RHCSA in an equal amount for their then qualified dependents. The balances in these accounts may be used by the pre-age 65 retiree and dependents to purchase from the company, at the company’s full cost, the medical and dental benefits provided by the company to active employees.

The balances in these notional accounts are forfeited if the employee terminates employment prior to age 55 and ten years of service at the time of termination. The accounts otherwise terminate on the death of the employee for the employee’s RHCSA and upon the death of the qualified dependent in the case of his or her RHCSA.

Mr. Zallie as a former employee of National Starch LLC was entitled to medical coverage with reduced premiums that mirrored the active health plan prior to age 65 if he retired after age 55 with ten or more years of continuous service or he attained age 65 after terminating employment due to total disability. If he retired after age 55 with ten or more years of continuous service or he attained age 65 after terminating employment due to total disability, he and his spouse (after attaining age 65) would each have been entitled to up to $1,500 per year to be spent on specified Medicare supplement medical and prescription drug plans selected by the company. These benefits were replaced with a RHCSA account effective January 1, 2015.

Recent Plan Changes. The following plan changes were effective December 31, 2016:

•	All participants receive a minimum of 3.0% interest on pay credits since 2015 for the Cash Balance Plan, compared to a minimum of 5.0% on pay credits made in periods prior to 2015.

•	The annual pay credit (3% to 10% of pay based on years of service) will be frozen at 2017 levels.

Executive Life Insurance Plan. Mr. Fortnum and eleven other current U.S., salaried employees participate in our Executive Life Insurance Plan. This is a legacy plan which was established by our former parent company before we became an independent public company, and all of the insurance policies were purchased by our former parent company. This plan and plan benefits are frozen, and we will not offer this benefit to any employees who do not already participate in it. This is a split-dollar life insurance plan which provides the participant with a greater death benefit than provided under our basic life insurance plan. Additionally, at the later of age 65 or 15 years from the purchase of a policy included in this plan, participants are given full ownership of the life insurance policies. Participants’ annual premiums are calculated to be the amount sufficient to pay for the cost of the life insurance being provided.

We make payments to the participating named executive officer in the amount of the participant premiums under the Executive Life Insurance Plan and will continue to do so after his expected June 30, 2017 retirement from the company. We also make payments to this named executive officer in the amount of taxes due as a result of such payments.

Perquisites and Other Personal Benefits: We provide our named executive officers with perquisites and other personal benefits that we believe are reasonable and appropriate because they help make our compensation packages competitive and better enable the company to attract and retain executives for key positions and are not excessive.

We provide each named executive officer an automobile. We lease and pay all the costs of operating these automobiles, including insurance for the U.S.-resident named executive officers. Each of the named executive officers is subject to income tax on the imputed income resulting from his or her benefit. Each of the U.S.-based named executive officers also receives financial planning and tax preparation services, the value of which constitutes taxable income to the recipient.

The values of these perquisites are included in the Summary Compensation Table in the column headed “All Other Compensation.”

Change in Control Agreements. We have a severance agreement with each of the named executive officers that requires us or a successor company to make certain payments and provide certain benefits if the officer’s employment is terminated by us or the successor company other than because of death, “Disability” or “Cause,” or is terminated by the officer for “Good Reason,” in each case, within two years after a change in control of the company. Disability, Cause and Good Reason are defined in these severance agreements. These agreements are intended to encourage retention in the face of an actual or rumored change in control. In addition, these agreements are intended to align executives’ and shareholders’ interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Because these agreements are provided to satisfy different objectives than our regular compensation program, decisions made under this program do not affect our regular compensation program.

The terms of these agreements are similar to those provided by other companies, and we provide them in part because we believe we need to do so to provide a competitive compensation package. Information regarding potential payments under these agreements for the named executive officers is provided under the heading “Estimated Potential Payments upon Change in Control” on page 53.

Leadership Transition

Effective January 1, 2016, James P. Zallie was given responsibility for the South America region in addition to his responsibility for the North America region, in his new role as Executive Vice President, Global Specialties and President, Americas. Ricardo de Abreu Souza, who retired from the company in February 2016 and had served as Senior Vice President and President, South America Ingredient Solutions through December 31, 2015, had previously been responsible for the South America region.

Executive Stock Ownership Requirements

We maintain stock ownership requirements for our named executive officers. The ownership requirements are six times her current annual base salary for our Chief Executive Officer and three times their annual base salaries for each of the other named executive officers. We count direct and indirect ownership of our common stock, including restricted stock, restricted stock units and phantom stock units, but do not include stock options or unvested performance shares in determining whether the ownership requirements are satisfied. Named executive officers are expected to attain their ownership targets within five years from the time the targets become applicable. Named executive officers are not permitted to sell shares of common stock other than to fund the payment of the exercise price of options or to fund the payment of taxes upon the exercise of options or vesting of performance shares, restricted stock units or shares of restricted stock at any time when they have not attained their ownership targets. As of December 31, 2016, all of our named executive officers either exceeded their stock ownership targets or were within the five-year compliance window in which to meet those ownership targets.

Other Items

Timing of Stock Option Grants

Our Compensation Committee reviews and approves management’s recommendations for option grants annually. This occurs during the first Compensation Committee meeting of the fiscal year. The Compensation Committee approves grants of options to named executive officers at the same time they are granted to all other eligible employees. We do not time such grants in coordination with the company’s possession or release of material, non-public or other information. Meetings of the Compensation Committee are generally scheduled at least a year in advance.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s Chief Executive Officer or any of the company’s four other executive officers, other than the Chief Executive Officer, whose compensation is required to be disclosed in this proxy statement by reason of their being among the most highly compensated officers for the taxable year and who are employed by the company as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). For 2016, the grants of stock options and restricted stock units, the payments under the Annual Incentive Plan and the performance share awards were designed to satisfy the requirements for deductible compensation. However, we may decide to pay non-deductible variable compensation. In addition, salaries are not considered performance-based compensation under Section 162(m); therefore, a portion of our Chief Executive Officer’s salary is not tax deductible by us. Because a 2006 amendment to SEC regulations requires that we disclose our Chief Financial Officer’s compensation in our proxy statement whether or not he or she is one of our four most highly compensated executive officers other than the Chief Executive Officer, Section 162(m) does not limit our deduction for compensation paid to our Chief Financial Officer.

Compensation Recovery Policy

Effective January 1, 2014, the Board of Directors adopted a recoupment or “clawback” policy for cash and equity incentive awards paid to executive officers. The policy provides that in the event there is a restatement of incorrect financial results, the Compensation Committee in its discretion will seek reimbursement of the incremental portion of awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. All forms of incentive compensation are subject to this policy. The Compensation Committee may look back over the three-year period prior to the restatement for the recoupment and may look to current and former executives. In addition, the policy provides the Compensation Committee the discretion to recoup amounts of excess incentive compensation paid to any executive officer in conjunction with any incorrect results (even if not resulting in a restatement), or misconduct on the part of the officer, constituting fraud, commission of a felony, material violation of any written agreement with or policies of the company, or any other material breach of fiduciary duty injurious to the company. In addition, our Chief Executive Officer and Chief Financial Officer are subject to any clawbacks that may be required under the Sarbanes-Oxley Act of 2002.

Anti-Hedging and Anti-Pledging Policies

Effective February 4, 2014, the company adopted an Anti-Hedging and Anti-Pledging Policy. The policy prohibits our executive officers and directors from (a) hedging the risk of ownership in company stock and incentive awards and (b) except in limited circumstances, pledging shares of company stock as collateral for a loan or other obligation.

Corporate Governance Highlights

The Compensation Committee is briefed regularly on best practices and corporate governance developments in relation to executive compensation. Our executive compensation policies and practices include:

•	Independent compensation committee. The Compensation Committee, which is comprised solely of independent directors, approves the compensation of the named executive officers.

•	Independent compensation consultant. The Compensation Committee has retained an independent compensation consultant.

•	None of our U.S.-based executive officers has an employment agreement with the company.

•	Limited perquisites. Executives receive only limited perquisites.

•	Excise tax gross-ups. Beginning in 2010, our executive officers entering into new severance agreements have not been provided with “excise tax gross-ups” in the event of a change in control.

•	Share ownership requirements. We have meaningful share ownership requirements for executive officers.

•	Policies. In 2014, we adopted a “clawback policy” and a policy prohibiting the hedging and pledging of company stock.

•	Beginning in 2016, double-trigger vesting of equity grants was added to grants for named executive officers. In the event that outstanding grants remain exercisable for shares of common stock, (i.e., the grants are not assumed or replaced with equity awards) after a Change in Control, accelerated vesting will occur only upon a qualifying termination event. The qualifying termination will require an involuntary termination without “cause” or resignation for “good reason” during a two-year protection period following a Change in Control.

Summary Compensation Table

The following narrative, tables and footnotes describe the total compensation earned by our named executive officers for 2014, 2015 and 2016. The components of the total compensation reported in the Summary Compensation Table are described below. For information on the role of each component within the total compensation package, refer to the description under “Compensation Discussion and Analysis” beginning on page 26.

Salary. This column represents the base salary earned during 2014, 2015 and 2016 and includes any amounts deferred under our Retirement Savings Plan and SERP.

Bonus. No bonuses were paid in 2014, 2015 or 2016.

Stock Awards. This column represents the aggregate grant date fair value of performance shares and restricted stock units granted in the current and prior years, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). Additional information regarding the awards is set forth in the “Grants of Plan-Based Awards in Fiscal 2016” table on page 45 and the “Outstanding Equity Awards at 2016 Fiscal Year-End” table on page 46. The assumptions used in determining the fair value of the awards are set forth in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for each respective year covered by the Summary Compensation Table (notes 2 and 11 in the report for 2014 and notes 2 and 12 in the reports for 2015 and 2016). We caution that the actual amounts ultimately realized from the disclosed performance share awards and restricted stock units will likely vary from the disclosed amounts based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. The actual value the named executive officer receives will depend on the number of shares earned and the price of a share of our common stock when the shares vest. Because the accounting valuation for the performance share awards is calculated using a Monte Carlo simulation model, the target value utilized by the Compensation Committee to determine the number of performance shares to grant differs slightly from the valuation used for accounting purposes.

Option Awards. This column represents the grant date fair value of stock option awards granted in the current and prior years, computed in accordance with FASB ASC Topic 718. Additional information regarding the awards is set forth in the “Grants of Plan-Based Awards in Fiscal 2016” table on page 45 and the “Outstanding Equity Awards at 2016 Fiscal Year-End” table on page 46. The assumptions used in determining the fair value of the awards are set forth in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for each respective year covered by the Summary Compensation Table (notes 2 and 11 in the report for 2014 and notes 2 and 12 in the reports for 2015 and 2016). We caution that the actual amounts ultimately realized by the named executive officers from the disclosed option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. Because we consider vesting restrictions and forfeiture assumptions to determine the grant date fair value of stock option awards, the target value utilized by the Compensation Committee to determine the number of stock options to grant differs slightly from the valuation used for accounting purposes and disclosed in this column. Stock options granted in 2014, 2015 and 2016 vest in three equal installments on the first three anniversaries of their dates of grant.

Non-Equity Incentive Plan Compensation. This column represents cash awards earned under our Annual Incentive Plan, which is discussed in further detail beginning on page 31 under “Compensation Discussion and Analysis” beginning on page 26.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column represents the aggregate actuarial increase in the present value of benefits under all of our pension plans. The amounts were determined by using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements.

All Other Compensation. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and are primarily comprised of retirement benefit contributions and company-provided automobiles.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Ilene S. Gordon	2016	$1,189,404	$—	$4,259,191	$2,400,006	$2,057,573	$157,650	$198,738	$10,262,562
Chairman of the Board,	2015	$1,145,460	$—	$3,164,776	$2,179,836	$1,637,065	$117,571	$180,465	$8,425,173
President and Chief	2014	$1,121,668	$—	$2,885,759	$2,080,388	$1,301,000	$103,440	$153,809	$7,646,064
Executive Officer

Jack C. Fortnum	2016	$611,252	$—	$937,021	$527,999	$670,354	$197,584	$98,361	$3,042,571
Executive Vice President	2015	$590,812	$—	$699,890	$484,408	$532,000	$185,576	$91,956	$2,584,642
and Chief Financial	2014	$571,500	$—	$612,263	$439,683	$416,000	$186,732	$84,836	$2,311,014
Officer(4)

James P. Zallie	2016	$600,000	$—	$958,309	$540,005	$650,760	$208,919	$92,363	$3,050,356
Executive Vice President,	2015	$553,197	$—	$635,962	$441,100	$528,000	$93,838	$75,397	$2,327,494
Global Specialties and	2014	$532,500	$—	$529,688	$380,021	$398,000	$463,855	$65,064	$2,369,128
President, Americas(5)

Jorgen Kokke	2016	$403,340	$—	$355,026	$199,999	$379,493	$26,055	$362,346	$1,726,259
Senior Vice President and	2015	$360,868	$—	$174,854	$120,300	$248,951	$19,565	$315,656	$1,240,194
President, Asia-Pacific
and EMEA(6)

Christine M. Castellano	2016	$413,104	$—	$337,171	$189,997	$395,485	$43,929	$66,466	$1,446,152
Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

(1)	For the performance shares granted in 2016, assuming the highest level of performance conditions will be achieved, the maximum grant date value would be as follow: Ms. Gordon, $5,518,381; Mr. Fortnum, $1,214,107; Mr. Zallie, $1,241,688; Mr. Kokke, $459,953; and Ms. Castellano, $436,837.
(2)	For 2016, for U.S.-based named executive officers, this consists of the actuarial increase in the value of the company’s Cash Balance Plan and Cash Balance Make-up Account. For Mr. Fortnum, the 2016 amount also includes a $1,991 increase in the value of Mr. Fortnum’s interest in the Ingredion Canada Pension Plan. For Mr. Zallie, the 2016 amount also includes a $102,781 increase in the value of Mr. Zallie’s interest in the National Starch LLC Pension Plan and National Starch Excess Pension Plan. For Mr. Kokke, the 2016 amount consists of the increase in the value of Mr. Kokke’s interest in the Ingredion Incorporated Third Country National Cash Balance Plan.
(3)	The following table provides additional information on the amounts reported in the “All Other Compensation” column of the Summary Compensation Table for 2016.

All Other Compensation Table

Named Executive Officer	Company Contributions to Qualified and Nonqualified Savings Plans	Payments Equal to Life Insurance Premiums	Tax Payments Related to Life Insurance	Payments Related to Overseas Assignment	Perquisites	Other	Total All Other Compensation
I. S. Gordon	$169,588	$—	$—	$—	$20,650	$8,500	$198,738
J. C. Fortnum	$68,595	$7,711	$5,141	$—	$15,714	$1,200	$98,361
J. P. Zallie	$67,680	$—	$—	$—	$16,183	$8,500	$92,363
J. Kokke	$—	$—	$—	$328,943	$33,403	$—	$362,346
C. M. Castellano	$41,526	$—	$—	$—	$16,440	$8,500	$66,466

•	Company Contributions to Savings Plans: The company makes matching contributions for compensation contributed by participants under our Retirement Savings Plan and SERP Savings Plan Make-up Accounts. The matching contributions for 2016 are set forth in the table above.
•

Payments Equal to Life Insurance Premiums: Mr. Fortnum participates in our Executive Life Insurance Plan. The amounts in the table include payments equal to the amount of participant premiums on life insurance policies for his benefit. These policies were purchased by our former parent company, and we have continued to maintain the policies based upon the commitment to provide such benefits to each participant. The premiums on these policies are based on the insurance company’s underwriting requirements.

•	Tax Payments Related to Life Insurance: As a participant in the Executive Life Insurance Plan, Mr. Fortnum receives payments in the amount of taxes due as a result of the payment made equal to the amount of the participant premium.
•	Payments Related to Overseas Assignment: This amount represents payments made to Mr. Kokke by our Singapore subsidiary to fund his relocation from Germany and international assignment-related expenses including housing expenses ($133,612); international living allowance ($24,200); host country tax payments ($19,584); home leave travel expenses ($29,871); tuition ($105,768); and tax and relocation service provider fees ($15,908).
•	Perquisites: These amounts include the costs of providing a leased automobile or the use of a company automobile to each of our named executive officers, financial planning and tax preparation services. The cost of providing Mr. Kokke’s automobile was $33,403 based on a yearly average exchange rate for 2016 of 1.44 Singapore Dollars per U.S. Dollar.
•	Other: This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and such other benefits.

(4)	Mr. Fortnum served as Executive Vice President and Chief Financial Officer from January 6, 2014 to March 1, 2017, at which time he retired from that position and was named Executive Vice President and Advisor to CEO, a role he is expected to hold until his retirement from the company which is expected to occur on June 30, 2017. Mr. Fortnum previously served as Executive Vice President and President, North America.
(5)	Mr. Zallie has served as Executive Vice President, Global Specialties and President, Americas since January 1, 2016. He served as Executive Vice President, Global Specialties and President, North America and EMEA from January 6, 2014 to December 31, 2015. Mr. Zallie previously served as Executive Vice President, Global Specialties and President, EMEA and Asia-Pacific.
(6)	Mr. Kokke has served as Senior Vice President and President, Asia-Pacific and EMEA since January 1, 2016. Mr. Kokke is employed by our Ingredion Singapore Pte. Ltd. subsidiary, and his salary and non-equity incentive plan compensation were paid in Singapore Dollars. The amounts shown and paid are based on the yearly average exchange rates for the Singapore Dollar per U.S. Dollar published by the Internal Revenue Service. The yearly average exchange rate for 2016 was 1.44 Singapore Dollars per U.S. Dollar.

Grants of Plan-Based Awards in Fiscal 2016

The following table contains information relating to grants to the named executive officers during 2016 of awards under our Annual Incentive Plan and performance shares, restricted stock units and stock options under our Stock Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
I. S. Gordon	2/2/2016	$745,768	$1,491,535	$2,983,070
	2/2/2016				10,504	21,008	42,016				$2,759,191
	2/2/2016							15,006			$1,500,000
	2/2/2016								128,137	$99.96	$2,400,006

J. C. Fortnum	2/2/2016	$245,192	$490,383	$980,766
	2/2/2016				2,311	4,622	9,244				$607,053
	2/2/2016							3,301			$329,968
	2/2/2016								28,190	$99.96	$527,999

J. P. Zallie	2/2/2016	$240,000	$480,000	$960,000
	2/2/2016				2,364	4,727	9,454				$620,844
	2/2/2016							3,376			$337,465
	2/2/2016								28,831	$99.96	$540,005

J. Kokke	2/2/2016	$217,350	$434,700	$869,400
	2/2/2016				876	1,751	3,502				$229,976
	2/2/2016							1,251			$125,050
	2/2/2016								10,678	$99.96	$199,999

C. M. Castellano	2/2/2016	$134,794	$269,588	$539,175
	2/2/2016				832	1,663	3,326				$218,418
	2/2/2016							1,188			$118,753
	2/2/2016								10,144	$99.96	$189,997

(1)	These amounts reflect the terms of the awards under our Annual Incentive Plan. The actual amounts paid under the Annual Incentive Plan with respect to awards made in 2016 are included in amounts for 2016 in the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.
(2)	These amounts reflect the terms of grants of performance shares under our Stock Incentive Plan. The grant date fair values of these shares are included in the column captioned “Stock Awards” in the Summary Compensation Table above.
(3)	The exercise price for these options is the closing price of a share of our common stock on the date of grant.
(4)	This column shows the grant date fair value of stock awards and option awards under FASB ASC Topic 718. Generally, the full grant date fair value is the amount the company would expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated based on the grant date fair values estimated by us using the Black-Scholes option pricing model for financial reporting purposes, $18.73 for the grants on February 2, 2016. For additional information on the valuation assumptions, see notes 2 and 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016. We caution that the actual amounts ultimately realized by the named executive officers from the disclosed stock and option awards will likely vary based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. The options vest in three equal installments on the first, second and third anniversaries of the date of grant.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table contains information relating to stock options, restricted stock units and performance shares held by our named executive officers at December 31, 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(9) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(10) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(11) ($)
I. S. Gordon	4,408				$47.95	2/7/2021
	90,300				$55.95	2/6/2022
	87,000				$66.07	2/4/2023
	106,933	53,467	(1)		$59.58	2/3/2024
	45,300	90,600	(2)		$82.28	2/2/2025
		128,137	(3)		$99.96	2/1/2026	55,321	(4)	$6,912,912
										44,208	$5,524,232

J. C. Fortnum	16,200				$66.07	2/4/2023
	22,600	11,300	(1)		$59.58	2/3/2024
	10,666	20,134	(2)		$82.28	2/2/2025
		28,190	(3)		$99.96	2/1/2026	12,013	(5)	$1,501,144
										9,722	$1,214,861

J. P. Zallie	13,900				$66.07	2/4/2023
	19,533	9,767	(1)		$59.58	2/3/2024
	9,166	18,334	(2)		$82.28	2/2/2025
		28,831	(3)		$99.96	2/1/2026	11,043	(6)	$1,379,933
										9,427	$1,177,998

J. Kokke	5,133	2,567	(1)		$59.58	2/3/2024
	2,500	5,000	(2)		$82.28	2/2/2025
		10,678	(3)		$99.96	2/1/2026	3,250	(7)	$406,120
										3,051	$381,253

C. M. Castellano	4,800				$28.75	1/25/2020
	1,667				$47.95	2/7/2021
	2,800				$55.95	2/6/2022
	5,700				$66.07	2/4/2023
	7,400	3,700	(1)		$59.58	2/3/2024
	3,733	7,467	(2)		$82.28	2/2/2025
		10,144	(3)		$99.96	2/1/2026	4,230	(8)	$528,581
										3,563	$445,232

(1)	These options vested on February 4, 2017.
(2)	One half of these options vested on February 3, 2017, and the other half will vest on February 3, 2018.
(3)	One third of these options vested on February 2, 2017, and the other two thirds will vest in equal annual installments on February 2, 2018 and February 2, 2019, respectively.
(4)	23,006 of these restricted stock units vested on February 4, 2017, 17,138 of these restricted stock units will vest on February 3, 2018 and 15,178 of these restricted stock units will vest on February 2, 2019. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.
(5)	4,854 of these restricted stock units vested on February 4, 2017, 3,820 of these restricted stock units will vest on February 3, 2018 and 3,339 of these restricted stock units will vest on February 2, 2019. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.
(6)	4,221 of these restricted stock units vested on February 4, 2017, 3,407 of these restricted stock units will vest on February 3, 2018 and 3,415 of these restricted stock units will vest on February 2, 2019. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.
(7)	1,055 of these restricted stock units vested on February 4, 2017, 929 of these restricted stock units will vest on February 3, 2018 and 1,265 of these restricted stock units will vest on February 2, 2019. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.
(8)	1,583 of these restricted stock units vested on February 4, 2017, 1,445 of these restricted stock units will vest on February 3, 2018 and 1,202 of these restricted stock units will vest on February 2, 2019. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.
(9)	Value stated is the number of unvested restricted stock units multiplied by the closing price of a share of our common stock on December 30, 2016 ($124.96).
(10)	Reflects unearned performance shares in the 2015 and 2016 performance share awards (at the target performance level).
(11)	Value stated is the number of unearned performance shares in the 2015 and 2016 performance share awards (at the target performance level) multiplied by the closing price of a share of our common stock on December 30, 2016 ($124.96).

	2015 Performance Shares		2016 Performance Shares
Name	Target Shares (#)	Value($)	Target Shares (#)	Value($)
I. S. Gordon	23,200	$2,899,072	21,008	$2,625,160
J. C. Fortnum	5,100	$637,296	4,622	$577,565
J. P. Zallie	4,700	$587,312	4,727	$590,686
J. Kokke	1,300	$162,448	1,751	$218,805
C. M. Castellano	1,900	$237,424	1,663	$207,808

These performance shares will be earned over three-year performance periods ending December 31, 2017 and 2018, respectively.

Option Exercises and Stock Vested in Fiscal 2016

The following table contains information concerning the exercise of stock options by our named executive officers and vesting of performance shares and restricted stock units held by them during 2016.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
I. S. Gordon	74,900	$6,149,927	76,670	$7,728,268
J. C. Fortnum	34,800	$2,875,085	13,537	$1,354,648
J. P. Zallie	14,900	$1,133,145	11,603	$1,161,127
J. Kokke	14,358	$907,701	1,656	$166,196
C. M. Castellano	14,400	$545,472	4,681	$468,449

(1)	Represents the number of stock options exercised in 2016. The value realized upon exercise is equal to the number of options exercised multiplied by the difference between the closing price of a share of our common stock on the date of exercise and the exercise price.
(2)	Represents the number of performance shares and restricted stock units that vested in 2016. The number of shares acquired as a result of the vesting of restricted stock units includes the restricted stock units credited as dividend equivalents on each dividend payable date. The value realized upon vesting is computed by multiplying the number of performance shares by the stock price on the date of payment (February 2, 2016) with respect to the performance shares and by multiplying the number of restricted stock units by the stock price on the vesting date with respect to the restricted stock units.

The final performance shares and restricted stock units vested and the value realized are set forth below.

Name	2014 Performance Shares		Restricted Stock Units
	(#)	Value($)	(#)	Value($)
I. S. Gordon	53,000	$5,297,880	23,670	$2,430,388
J. C. Fortnum	9,800	$979,608	3,737	$375,040
J. P. Zallie	8,400	$839,664	3,203	$321,463
J. Kokke	—	$—	1,656	$166,196
C. M. Castellano	3,400	$339,864	1,281	$128,585

Pension Benefits in Fiscal 2016

The following table states the actuarial present value of each named executive officer’s accumulated benefit under each of our pension plans.

Cash Balance Plan. Our Cash Balance Plan is a defined benefit qualified pension plan which is available to all U.S., salaried employees hired before January 1, 2015. Accounts of participants in the Cash Balance Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of a salaried employee’s eligible compensation (defined as base salary, overtime and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service. The value of a participant’s account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum, if certain funding conditions are met. The Cash Balance Plan provides for a three-year vesting period.

Mr. Fortnum participated in the Ingredion Canada Pension Plan for Salaried Employees prior to his transfer from our Canadian subsidiary to the parent company on March 1, 1993. Mr. Fortnum ceased to accrue benefits under this plan and had 7.5 years of credited service under the plan at December 31, 2016.

Mr. Zallie participated in the National Starch LLC Pension Plan during his employment with National Starch. The National Starch LLC Pension Plan was frozen effective December 31, 2010, and Mr. Zallie ceased to accrue benefits under this plan. Mr. Zallie had 27 years of credited service under the plan at December 31, 2016.

Mr. Kokke participates in the Ingredion Incorporated Third Country National Cash Balance Plan, the plan provided to third country nationals.

Nonqualified Cash Balance Make-up Accounts. To the extent that an employee’s annual retirement income benefit under the Cash Balance Plan exceeds the limitations imposed by the Internal Revenue Code, additional benefits may be provided by our nonqualified SERP through a Cash Balance Make-up Account. Except for Mr. Kokke, all of the named executive officers participate in Cash Balance Make-up Accounts. Mr. Fortnum participated in a defined benefit plan operated by the company that owned us before we became an independent public company in January 1998. The named executive officer who became an officer of Ingredion when we became an independent company (Mr. Fortnum) receives additional pay credits in his Cash Balance Make-up Account to offset a portion of pension benefits lost as a result of our becoming an independent public company and the change from a final average pay plan maintained by our predecessor to our Cash Balance Plan.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
I. S. Gordon	Cash Balance Plan	7	$80,656	$—
	Nonqualified Cash Balance Make-up Account	7	$634,775	$—
J. C. Fortnum	Cash Balance Plan	31	$489,712	$—
	Nonqualified Cash Balance Make-up Account	31	$1,319,550	$—
	Ingredion Canada Pension Plan	7.5	$127,959	$—
J. P. Zallie	Cash Balance Plan	33	$146,647	$—
	Nonqualified Cash Balance Make-up Account	33	$376,648	$—
	National Starch LLC Pension Plan	27	$1,402,369	$—
	National Starch Excess Pension Plan	27	$2,136,290	$—
J. Kokke	Third Country National Cash Balance Plan	6	$62,317	$—
C. M. Castellano	Cash Balance Plan	20	$259,536	$—
	Nonqualified Cash Balance Make-up Account	20	$81,878	$—

(1)

The present value of the accumulated benefit reflects their current vested balances in the Cash Balance Plan which will be distributed upon termination, regardless of the age of the participant at termination, and balances in their Cash Balance Make-up Accounts will be distributed in accordance with individual elections. In addition, for Mr. Fortnum, the present value includes the present value of accumulated benefits in the Ingredion Canada Pension Plan. The amount shown for this account is based on the exchange rate of

1.379 Canadian Dollars per U.S. Dollar at December 31, 2016. For Mr. Zallie, the present value includes the accumulated benefits in the National Starch LLC Pension Plan and the National Starch Excess Pension Plan. See note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the assumptions used to determine the present value of accumulated benefits under our pension plans. For Mr. Kokke, the present value includes the accumulated benefits in the Third Country National Cash Balance Plan.

Nonqualified Deferred Compensation in Fiscal 2016

The following table contains information concerning deferred compensation arrangements under our nonqualified SERP, excluding Cash Balance Make-up Accounts which are reflected in the above “Pension Benefits” table. Under the SERP, named executive officers can defer up to 20% of their annual compensation and up to 100% of the awards earned by them under our Annual Incentive Plan and any earned performance shares. Mr. Kokke did not participate in the SERP.

Amounts deferred are, at the election of the named executive officer, deemed to be invested at the prime rate or in phantom units of our common stock, provided that, if deferred, earned performance shares must be deferred into phantom units of our common stock. Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. When dividends are paid on our common stock, deemed investments in common stock are credited with the amount of the dividends which is deemed to be invested in additional phantom stock units at the fair market value of a share of our common stock on the dividend payment date. Phantom stock units are paid through the issuance of shares of common stock at the time of distribution equal to the number of phantom stock units owned at that time.

Our SERP is an unfunded plan and is not regulated or protected under the Employee Retirement Income Security Act (“ERISA”). SERP participants are general, unsecured creditors of the company. Our SERP is a combination of plans that mirrors plans being operated by our former parent company at the time we became an independent public company.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2016(1) ($)	Company Contributions in 2016(2) ($)	Aggregate Earnings in 2016(3) ($)	Aggregate Withdrawals/ Distributions in 2016 ($)	Aggregate Balance at December 31, 2016(4) ($)
I. S. Gordon	$257,019	$153,688	$117,784	$—	$3,560,314
J. C. Fortnum	$52,695	$52,695	$211,579	$—	$2,283,756
J. P. Zallie	$129,450	$51,780	$29,877	$—	$948,371
J. Kokke	$—	$—	$—	$—	$—
C. M. Castellano	$140,858	$25,626	$18,849	$—	$616,877

(1)	Employee contributions include any deferrals of annual compensation, including earned awards under the Annual Incentive Plan and any earned performance shares. These amounts are included in the named executive officers’ compensation under either “Salary,” “Bonus,” “Stock Awards” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)	These amounts relate to the company match in Savings Plan Make-up Accounts and are also included in the named executive officers’ compensation under “All Other Compensation” in the Summary Compensation Table.
(3)	Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. These amounts appear in the Summary Compensation Table as “Nonqualified Deferred Compensation Earnings.”

(4)	These balances include income from prior years which was deferred by the named executive officers and earnings on the amounts previously deferred, as well as deferred 2016 income which is included as income in the Summary Compensation Table as well as in this amount. With respect to Ms. Gordon, Mr. Fortnum and Mr. Zallie, these amounts include $3,031,733, $1,966,786 and $737,264, respectively, that were reported as compensation to those named executive officers in the company’s Summary Compensation Table in years prior to 2016.

Potential Payments upon Termination

The terms of our named executive officers’ severance are the same as the terms for other salaried employees except in the event of a change in control. Ms. Gordon entered into a letter agreement dated as of April 2, 2009 in connection with her being hired as Chairman of the Board, President and Chief Executive Officer. Pursuant to her letter she is employed on an “at will” basis. The letter agreement provides that for all performance awards granted during Ms. Gordon’s employment that provide for other than ratable annual vesting, the awards will be vested on a pro rata basis (based on the number of days employed during the vesting period) on the date of Ms. Gordon’s retirement at any time on or after attaining age 62 and five years of service with the company, with such vested portion subject to attainment of any performance goals that may be provided under any such awards.

In the event of Ms. Gordon’s involuntary termination by the company without cause, the letter agreement provides for a severance payment equal to the sum of her annual base salary plus target annual incentive in effect on the termination date and a pro rata portion of the annual incentive for the year in which the termination occurs based upon actual performance, paid when the annual incentive is paid to other senior executives of the company. The letter agreement contains post-termination restrictions on Ms. Gordon including a two-year non-solicitation of employees covenant and a one-year non-competition covenant.

Potential Payments upon Termination or Change in Control

For terminations other than those relating to a change in control, the named executive officers are not entitled to receive any additional benefits that are not otherwise available to other salaried employees. These benefits which are also available to other salaried employees may include distributions under the Cash Balance Plan, Retirement Savings Plan, retiree medical benefits, disability benefits, accrued vacation pay and death severance benefits. However, termination of senior executive officers may result in severance payments in addition to the payments to which the executive is otherwise entitled in exchange for confidentiality, non-compete, non-solicitation or other agreements. Persons who retire after age 55 with at least ten years of service, die or become disabled after the first year of a three-year cycle with respect to performance shares issued under our Stock Incentive Plan will receive a prorated award for each such cycle payable after the end of the cycle when other participants receive their payments. If Mr. Fortnum is terminated for any reason, he will be entitled to the continuation of payments equal to the premiums on his executive life insurance policy for his benefit and payments of amounts equal to taxes due as a result of such payments until the later of age 65 or the 15th year of the applicable insurance policy. The amounts of such payments assuming termination as of December 31, 2016 are included in the table under the heading “Estimated Potential Payments upon Change in Control” on page 53. In the case of Mr. Fortnum’s retirement and in cases of prior retirements by persons who were executive officers, the Compensation Committee has exercised its discretion to accelerate the vesting of stock options and restricted stock units.

Executive Severance Agreements

We have a severance agreement with each of the named executive officers that requires us to make certain payments and provide certain benefits if the officer’s employment is terminated by us other than because of death, “Disability” or “Cause” or is terminated by the officer for “Good Reason” within two years after a change in control of the company.

Under the severance agreements a change in control results from any of the following:

•	the acquisition by an individual, entity or group of persons of beneficial ownership of 20% or more of our common stock other than pursuant to most transactions in which we directly issue or purchase shares of our common stock,

•	a majority of our directors at the start of a two-year period, and persons whose nominations are approved by those directors, or directors approved by those directors not constituting a majority of our board at the end of the two-year period,

•	a merger or sale of substantially all of our assets except where owners of our shares own a majority of the voting shares of the surviving corporation or purchaser of the assets, and no person other than us or our benefits plans who owned 15% of our stock before the transaction owns 25% or more of the stock of the survivor or purchaser and the directors who must be a majority under the preceding provision are a majority of the directors of the surviving corporation or purchaser or

•	the consummation of a plan of our complete liquidation or dissolution.

For the purposes of the severance agreements:

•	We have “Cause” to terminate the named executive officer if the named executive officer (a) has willfully engaged in conduct which involves dishonesty or moral turpitude which either (1) results in substantial personal enrichment of the named executive officer at our expense or (2) is demonstrably and materially injurious to our financial condition or reputation, (b) has willfully violated the provisions of the confidentiality or non-competition agreement entered into between the company or any of its subsidiaries and the named executive officer or (c) has committed a felony.

•	The named executive officer is said to have “Good Reason” to terminate his or her employment (and thereby become entitled to the benefits described below) if we reduce the named executive officer’s base salary, require the named executive officer to relocate more than 35 miles from his or her office location immediately prior to the change in control, reduce in any manner which the officer reasonably considers important the named executive officer’s title, job authorities or responsibilities immediately prior to the change in control or take certain other actions as specified in the definition.

Each severance agreement requires, as a precondition to the receipt of payments, that the named executive officer sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. These agreements also include a prohibition of soliciting or recruiting any of our employees or consultants that would apply for one year following the named executive officer’s termination of employment (two years in the case of Ms. Gordon) and confidentiality provisions that would apply for an unlimited period of time following the named executive officer’s termination of employment. Mr. Zallie’s, Mr. Kokke’s and Ms. Castellano’s agreements each include a three-year non-competition agreement in the event his or her employment is terminated within two years after a change in control or a one-year non-competition agreement if his or her employment is terminated other than within two years after a change in control. The agreements provide for the payment of salary and vacation pay accrued through the termination date plus amounts under the Annual Incentive Plan based on the assumption that the target award level was achieved, prorated for the relevant year or portion thereof. In addition, the terminated officer would receive, as a severance payment, a lump sum amount equal to three times the sum of his or her (a) highest base salary in effect during any consecutive 12-month period within the 36 months immediately preceding the date of termination and (b) his or her target Annual Incentive Plan payment for the year in which the termination occurs. We provide this level of severance because we believe it to be typical and necessary to provide a competitive benefit.

The agreements provide for certain continued insurance and other benefits for a period of 36 months (if the named executive officer is at least 62 years old, our Compensation Committee has the discretion to provide such continued insurance and other benefits only until the executive officer attains age 65) and certain allowances for a period of three months, which include, based on current allowances, continued use of a leased automobile for three months. These agreements also provide for accelerated vesting pursuant to our Stock Incentive Plan of the terminated officer’s then unvested restricted stock and restricted stock unit awards and other stock-based awards, including, but not limited to, performance share awards under our long-term incentive compensation program on a change in control.

These agreements also provide for the terminated officer to receive three additional years of service under our Cash Balance Plan based on the officer’s target total cash compensation (if the executive is at least 62 years old he or she will receive a pro rata amount of additional service credits based on the number of full months until the executive reaches age 65) and three years of benefits under his or her nonqualified Cash Balance Make-up Account. These agreements also provide for vesting of the officer’s accounts under the Cash Balance Plan and nonqualified Cash Balance Make-up Accounts, if they are not already vested.

The officer will receive cash payments or nonqualified plan credits equal to three years of employee matching contributions in addition to the contributions made to the Retirement Savings Plan and Savings Plan Make-up Accounts. These agreements also provide for vesting of the officer’s accounts under the Retirement Savings Plan and Savings Plan Make-up Accounts, if they are not already vested.

The officer will receive the cash value of his or her current RHCSA and related dependent account. These agreements also provide for vesting of the officer’s current RHCSA and related dependent account, if they are not already vested.

We will provide a terminated officer with executive-level outplacement services for a period of one year from the date of his or her termination of employment. Such outplacement services are required to be provided through an outplacement firm that is mutually agreed upon by the parties.

Ms. Gordon’s and Mr. Fortnum’s agreements provide that we will reimburse any excise tax paid by the terminated officer as a result of payments under his or her severance agreement unless a less than 10% reduction in the payments would make the excise tax inapplicable, in which case the payments will be reduced by the least amount that would make the excise tax inapplicable. If we are barred from providing any of the benefits contemplated by the severance agreements, we are obligated to arrange to provide substantially similar benefits or the after-tax cash equivalent. These provisions providing for reimbursement of excise taxes have not been included in severance agreements entered into after June 2009.

To the extent the payments may not be paid from a qualified plan, such amounts will be paid from our general assets.

Mr. Zallie’s, Mr. Kokke’s and Ms. Castellano’s agreements each provide for a severance payment of one times his or her base salary in effect on the date of his or her termination of employment in the event of termination of his or her employment other than within two years after a change in control of the company.

Change in Control Provisions of the Stock Incentive Plan

The Stock Incentive Plan provides that upon a change in control, all outstanding awards made under it will be surrendered to the company in exchange for a cash payment except, in the case of a merger or similar transaction in which the shareholders receive publicly traded common stock, all outstanding options and stock appreciation rights immediately will become exercisable in full, all other awards immediately will vest, all performance periods will lapse, each performance period will be deemed satisfied at the target level and each option, stock appreciation right and other award will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction. Beginning with grants made in 2016, such treatment shall be afforded only in the event that the executive terminates his or her employment for “Good Reason” or is terminated by the Company without “Cause” within two years of the change in control. These provisions are intended to permit our senior executives to focus on our success in the event of a change in control and to encourage them to remain in our employ in the event of a possible change in control. These provisions are similar to terms of other companies’ stock incentive plans and are included in part because we believe we need to do so to provide a competitive compensation package.

Estimated Potential Payments upon Change in Control

The estimated amounts payable to each named executive officer upon a change in control and termination of the named executive officer’s employment for reasons other than for death, “Disability” or “Cause,” by us or our successor or by the named executive officer for “Good Reason” within two years after a change in control in accordance with the terms of the severance agreements discussed above, are shown in the table below. The amounts assume such termination was effective as of December 31, 2016 and are estimates of the amounts that would be paid to the executives upon their termination. Due to a number of factors that affect the nature and amount of any benefits, actual amounts paid or distributed to the named executive officers may be different from the amounts in the table. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

	I. S. Gordon	J. C. Fortnum	J. P. Zallie	J. Kokke	C. M. Castellano
Cash Severance(1)	$8,028,473	$3,300,758	$3,240,000	$2,127,902	$2,168,796
Pro rata Bonus Payment(2)	$1,486,754	$489,001	$480,000	$303,986	$309,828
Early Vesting of Stock Options(3)	$10,567,181	$2,303,138	$2,142,111	$648,280	$814,297
Early Vesting of Restricted Stock Units(4)	$6,912,912	$1,501,144	$1,379,933	$406,120	$528,581
Early Vesting of Performance Shares(4)(5)	$10,070,638	$2,186,726	$1,270,760	$613,475	$480,292
Retirement Benefit Payment(6)(7)	$167,822	$372,471	$313,020	$—	$124,579
Defined Contribution Plan Payments(8)	$268,514	$205,785	$203,040	$—	$124,578
Health and Welfare Benefit Values(9)	$47,417	$47,273	$50,675	$—	$38,433
Post-Retirement Medical Coverage(10)	$—	$—	$—	$—	$18,409
Outplacement Services	$25,000	$25,000	$25,000	$25,000	$25,000
Personal Allowances(11)	$5,163	$3,928	$4,046	$8,392	$4,110
Executive Life Insurance(12)	$—	$48,722	$—	$—	$—

Total (13)	$37,579,874	$10,483,946	$9,108,585	$4,133,155	$4,636,903

(1)	For Ms. Gordon the Committee has discretion to provide a prorated cash severance payment since she is over the age of 62. These numbers assume the Committee would not exercise this discretion.
(2)	Target award is shown because a guaranteed target payment is triggered by a change in control under the severance agreements.
(3)	Based on the closing price of a share of our common stock on December 30, 2016 ($124.96) minus the applicable exercise price.
(4)	The number of restricted stock units multiplied by $124.96 (the closing price of a share of our common stock on December 30, 2016).
(5)	Reflects the target number of performance shares for 2014 through 2016, 2015 through 2017 and 2016 through 2018 performance periods multiplied by $134.80 (the highest price of a share of our common stock over the 90-day period immediately preceding the date of the assumed change in control, December 31, 2016).
(6)	For Ms. Gordon and Mr. Fortnum, the amounts reflect the full payment that she or he would receive, which is equal to the sum of the payment due to her or his eligibility for retirement plus the additional incremental payment due to the change in control.

(7)	Reflects only the additional amounts earned under the Cash Balance Plan and nonqualified Cash Balance Make-up Accounts due to a change in control (the value of three extra years of pay credits) as well as the continuation of vesting over the severance period. For Ms. Gordon, who is over age 62, the amount has been prorated to age 65.
(8)	Reflects additional employer contributions to the defined contribution plans based on three times the sum of the employer matching contributions made to the executive’s accounts under the qualified and nonqualified plans for the most recent plan year that ended before the date of the change in control, or if higher, for the most recent plan year that ended after the date of the change in control (calculated on an annualized basis) as well as the continuation of vesting over the severance period. For Ms. Gordon, who is over age 62, the amount has been prorated to age 65.
(9)	For Ms. Gordon, the Committee has discretion to provide a prorated health and welfare benefit value since she is over age 62. These numbers assume the Committee did not exercise this discretion.
(10)	The RHCSA plan was eliminated for employees who did not meet one of the following sets of requirements as of December 31, 2016: (1) age 55 with at least 10 years of continuous service, or (2) age 45 with at least 15 years of continuous service. In addition, as of January 1, 2015, there are no additional spending credits; however, there continues to be interest applied to each account. All National Starch LLC Postretirement Welfare Plan participants that met the above requirements were transitioned to the RHCSA program on January 1, 2015. As a result of these changes, Ms. Gordon is no longer eligible for this program. Officers were vested in their RHCSA accounts at age 55 with 10 years of service as of December 31, 2016. Mr. Zallie would vest in his RHCSA account as a result of a change in control.
(11)	Reflects the company cost related to three months of financial planning services and company car lease payments.
(12)	Mr. Fortnum is over 55 years of age; therefore, any termination (regardless if it is related to a change in control) would result in continued participation in the Executive Life Insurance Plan. The amount shown reflects the estimated sum of the continued payments he would receive to assist in the payment of premiums on life insurance policies for his benefit and to assist in the payment of taxes due as a result of such payments.
(13)	Mr. Zallie would trigger an excise tax liability of $937,195, which would be his personal responsibility to pay. The full payment also provides a greater after-tax benefit. Ms. Castellano would trigger an excise tax liability of $564,564, which would be her personal responsibility to pay. The full payment also provides a greater after-tax benefit.

Risk Arising from Compensation Policies and Practices

We believe that risk associated with our incentive plans is low. All eligible employees participate in short-term incentive and long-term incentive plans with substantially similar terms. The metrics and goals for those plans are developed by management and are reviewed and approved by the Board of Directors. Management’s opinion is that our compensation policies and practices do not promote inappropriate risk taking and, therefore, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the company.

Compensation Committee Report

The Compensation Committee of the Board of Directors reports that it has reviewed and discussed with management the section of this proxy statement headed “Compensation Discussion and Analysis,” and, on the basis of that review and discussion, recommended that that section be included in our Annual Report on Form 10-K and in this proxy statement.

Compensation Committee

D. A. Wilson, Chairman

D. B. Fischer

R. L. Jordan

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members:

•	has ever been an officer or employee of the company,

•	is or was a participant in a related person transaction in 2016 (See “Review and Approval of Transactions with Related Persons” beginning on page 58 for a description of our policy on related person transactions.) or

•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Proposal 2. Advisory Vote on Compensation of Our Named Executive Officers

In the discussion under the heading “Compensation Discussion and Analysis” beginning on page 26, we discuss in detail how our compensation programs support our business and financial objectives, how they work, how they are administered under the direction of our Compensation Committee and how the committee’s decisions concerning the 2016 compensation of our executive officers were directly tied to our performance.

We seek your advisory vote on our executive compensation programs as required by Section 14A(a)(1) of the Exchange Act. The Board of Directors has determined to seek such a vote annually until the next required stockholder vote on the frequency of stockholder votes on executive compensation and is recommending that the stockholders vote in favor of continuing to vote in favor of holding such a vote annually at our 2017 annual meeting.

At our 2016 annual meeting, 95.9% of the shares voted were cast in support of the compensation of our named executive officers. We ask that you again support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement. Because your vote is advisory, it will not be binding on the board or the company. However, the board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

We have a long-standing tradition of delivering strong performance for our stockholders, customers and the communities in which we operate. Our executive compensation programs have played a material role in our ability to achieve strong financial results and attract and retain a highly experienced, successful team to manage the company.

Our executive team has successfully managed the company through the recent challenging economic conditions. We are poised to continue our long-standing tradition of excellence and delivering performance results for our stockholders, our customers and the communities in which we operate and to provide a diverse and engaged workforce.

We believe that our executive compensation programs are structured to effectively support our company and our business objectives in a manner that comports with market practices.

•	Our compensation programs are substantially tied into our key business objectives and the success of our stockholders. If the value we deliver to our stockholders declines, so does the compensation we deliver to our executives.

•	We maintain the highest level of corporate governance over our executive pay programs.

•	We closely monitor our compensation programs and the pay levels of executives of companies of similar size and complexity so that we may ensure that our compensation programs are within the norm of a range of market practices.

In 2014, we adopted a clawback policy and a policy prohibiting the hedging and pledging of company stock by our executive officers and directors.

Double-trigger vesting was implemented effective with the 2016 Stock Incentive Plan grants to named executive officers. In the event that outstanding grants remain exercisable for shares of common stock (i.e., the grants are not assumed or replaced with equity awards) after a Change in Control (as defined in the Stock Incentive Plan), accelerated vesting will occur only upon a qualifying termination event. The qualifying termination will require an involuntary termination without “cause” or resignation for “good reason” during a two-year protection period following a Change in Control.

The Board of Directors recommends that you vote FOR the following proposal:

RESOLVED: that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosures in the proxy statement for the company’s 2017 annual meeting of stockholders.

Proposal 3. Advisory Vote on the Frequency of the Advisory Vote

on Compensation of Our Named Executive Officers

We are also seeking your input with regard to the frequency of future stockholder advisory votes on our executive compensation programs as required by Section 14A(a)(2) of the Exchange Act. In particular, we are asking whether the advisory vote should occur every year, every two years or every three years. We ask that you support a frequency period of every year (“1 Year” on www.proxyvote.com and on the proxy card) for future non-binding stockholder votes on compensation of our named executive officers. We recommended a vote every year in the proxy statement for our 2011 meeting, our stockholders voted in favor of a vote every year at that meeting and we have held the vote every year since the original vote at that meeting.

You can vote for one of four options: to hold the vote on executive compensation every one, two or three years or to abstain. You are not voting to approve or disapprove the board’s recommendation.

Although this advisory vote on the frequency of the advisory vote on our executive compensation programs is nonbinding, the board and the Compensation Committee will take into account the outcome of this vote when considering the frequency of future advisory votes on our executive compensation programs.

We expect that the next vote on a say-on-pay frequency proposal will occur at our 2023 annual meeting of stockholders.

We ask that you consider the value of having the opportunity every year to voice your opinion on the company’s executive compensation through an advisory vote, weighing that against the additional burden and expense to the company and stockholders of preparing and responding to proposals annually, as well as the other means available to stockholders to provide input on executive compensation.

On balance, we support advisory votes on executive compensation every year and believe that the value of the annual vote has outweighed the burden of preparing annual proposals. We welcome stockholder input and anticipate that the value of an annual vote will likely continue to outweigh the burden of preparing annual proposals.

The Board of Directors recommends that you vote for an advisory stockholder vote to approve the compensation of our named executive officers EVERY YEAR.

Equity Compensation Plan Information as of December 31, 2016

The following table provides information as of December 31, 2016 about the company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	2,974,265	(1)	$61.39	(2)	4,480,874
Equity compensation plans not approved by security holders	13,366	(3)	N/A		(4)

Total	2,987,923		$61.39	(5)	4,480,874

(1)	This amount includes an aggregate of 91,804 shares of company common stock representing outstanding performance share target awards that will vest only upon the successful completion of the relevant long-term incentive performance cycle and will be payable, if earned, by the company in shares of company common stock. The amount included in this column in respect of these performance awards assumes that all such performance awards vest 100 percent. This amount also includes 428,566 restricted stock units outstanding as of December 31, 2016. This amount does not include 1,776 shares of restricted stock outstanding as of December 31, 2016.
(2)	This price does not take into account the 91,804 performance share target awards and 428,566 restricted stock units referenced in footnote 1 because those awards have no exercise price.
(3)	This amount assumes that all 1,890 phantom stock units that the company credited to the Deferred Compensation Plan for Outside Directors and all 11,768 phantom stock units in the SERP will be paid in the form of shares of company common stock.
(4)	Does not include shares available for future issuance. The Deferred Compensation Plan for Outside Directors is a plan that was frozen in 2005 that allowed outside directors to defer, in the form of phantom stock units, all or part of their respective board retainers, and there will be no further issuances under that plan other than deemed dividends on outstanding phantom stock units. The SERP allows its participants to defer portions of their annual and long-term incentive compensation in the form of phantom stock units.
(5)	This price represents the weighted-average exercise price of outstanding options. It excludes the phantom stock units referenced in footnote 3 as well as the 91,804 performance share target awards and 428,566 restricted stock units referenced in footnote 1 because those awards have no exercise price.

Independence of Board Members

Under the rules of the NYSE, a director is not considered to be independent unless the Board of Directors has affirmatively determined that the director has no material relationship with the company or any of its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company or any of its subsidiaries). In addition, the NYSE rules stipulate that certain relationships preclude a director from being considered to be independent. Our Board of Directors has determined that each director, except for I. S. Gordon, the company’s Chairman and Chief Executive Officer, is independent.

In making its determination as to the independent directors, the board reviewed relationships between the company and the directors, including ordinary course relationships arising from transactions in 2014, 2015 and 2016 (all of which, other than the transactions described under the heading “Certain Relationships and Related Transactions” in this proxy statement and the proxy statements for our prior two annual meetings represented substantially less than one percent of the revenues of the entities involved) on terms and conditions substantially similar to those with unaffiliated third parties between the company and entities where the directors or their immediate family members are directors, advisory board members, executive officers or employees or own five percent or more of the equity of the applicable entity (Messrs. Aranguren-Trellez, Fischer, Hanrahan and Uribe and Ms. Jordan and Ms. Reich). The board also reviewed the company’s contributions to charitable and not-for-profit organizations in 2014, 2015 and 2016 (none of which exceeded $20,000 in any year, other than contributions to United Way charities which did not exceed $200,000 in any year) where the directors or their immediate family members serve as directors or trustees (Messrs. Aranguren-Trellez, Fischer and Uribe and Ms. Reich).

Review and Approval of Transactions with Related Persons

The board has adopted a written policy and procedures for review, approval and monitoring of transactions involving the company and “related persons” (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the company’s outstanding stock). The policy covers any related person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

Policy

Related person transactions must be approved by the Audit Committee of the Board of Directors or if a related person involved is a member of the Board of Directors or a nominee to become a director then by all of the disinterested independent members of the board. In considering the transaction, the committee or independent directors will consider all relevant factors, including as applicable

•	the size of the transaction and the amount payable, directly or indirectly, to a related person,

•	the nature of the interest or involvement of the related person in the transaction,

•	whether the transaction creates an appearance of a conflict of interest or unfair dealing,

•	whether the rates or charges and other key terms involved in the transaction were determined by competitive bids,

•	whether the transaction involves the provision of goods or services to the company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the company as would be available in comparable transactions with or involving unaffiliated third parties and

•	the impact of the transaction on the company and its stockholders.

Procedures

•	The Chief Financial Officer will advise the Chairman of the Audit Committee of any related person transaction of which he or she becomes aware.

•	The Audit Committee will consider such related person transaction at its next regularly scheduled meeting or, if it deems it advisable, prior thereto at an interim meeting called for such purpose. If approval or ratification of the related person transaction requires consideration by all of the disinterested and independent members of the Board of Directors, the related person transaction will be considered at the board’s next regularly scheduled meeting or, if the disinterested and independent directors deem it advisable, prior thereto at an interim meeting called for such purpose.

•

Except as set forth below, any related person transaction not approved in advance by the Audit Committee or a majority of the disinterested and independent directors will not be entered into by the company unless the consummation of the transaction is expressly subject to ratification by the Audit

Committee or a majority of the disinterested and independent directors. If the transaction is not so ratified, the company will not consummate the transaction. It is the responsibility of management to notify the Chief Financial Officer of all potential related person transactions in advance, so as to allow appropriate review under the company’s guidelines.

•	If the company enters into a transaction that (i) the company was not aware constituted a related person transaction at the time it was entered into but which it subsequently determines is a related person transaction prior to full performance thereof or (ii) did not constitute a related person transaction at the time such transaction was entered into but thereafter becomes a related person transaction prior to full performance thereof, then in either such case the related person transaction will be presented for ratification in the manner set forth above. If the related person transaction is not ratified, then the company will take all reasonable actions to attempt to terminate its participation in the transaction. Reasonable steps will not be deemed to require that the company act in breach of any contractual obligations or otherwise expose itself to legal liability.

•	The Chief Financial Officer will update the Audit Committee or the board, as applicable, on the status of any approved related person transaction not less than annually, or upon termination of or anticipated significant change in the related person transaction. Anticipated significant changes will be subject to the approval processes required for initial approval of a related person transaction.

Currently the only related person transactions are the transactions at competitive market rates described below, through the company’s Mexican subsidiary, with a wholly owned subsidiary of a company owned by Luis Aranguren-Trellez and his brothers.

Certain Relationships and Related Transactions

During 2016, we, through our Mexican subsidiary, Ingredion Mexico, S.A. de C.V., sold starch and other products at commercial market rates in an amount totaling approximately $462,177 to Enmex, S.A. de C.V., a wholly owned subsidiary of Arancia, S.A. de C.V. During 2016, we, through our Mexican subsidiary, Ingredion Integra, S.A. de C.V., purchased cleaning services from Servicios Estrella Azul de Occidente, S. A. de C. V. for payments totaling approximately $25,083. Servicios Estrella Azul de Occidente, S. A. de C. V. was a wholly owned subsidiary of Arancia until May 2015 when it was acquired by Lavartex SAPI, S.A. de C.V. Arancia holds a 41 percent interest in Lavartex SAPI, S.A. de C.V. Luis Aranguren-Trellez is Vice President of the Board and Executive President of Arancia. He owns a one-third interest in Arancia, the balance of which is owned by his brothers. These sales and purchases were approximately 0.2 percent of Arancia’s revenues. We expect to continue sales to Enmex of starch and other products and to purchase cleaning services from Servicios Estrella Azul de Occidente, S. A. de C. V. totaling approximately $462,000 and $25,000, respectively, in 2017.

2016 and 2015 Audit Firm Fee Summary

Following is a summary of professional services provided by the company’s independent auditors, KPMG LLP, during the years ended December 31, 2016 and 2015, and the related fees:

	2016	2015
Audit Fees	$5,914,000	$5,796,000
Total Audit-Related Fees	107,000	115,000
Total Tax Fees	82,000	7,000

Audit Fees

The audit fees include work related to the annual consolidated financial statements and internal control over financial reporting, completion of limited reviews of quarterly financial information and foreign statutory audits.

Audit-Related Fees

The audit-related fees include benefit plan audits, review of government filings and filings with the SEC.

Tax Fees

The tax fees primarily relate to tax compliance and consultation in the various countries in which the company operates.

All audit, audit-related and tax services performed by KPMG are approved by the Audit Committee in advance of the engagement. The Audit Committee has considered and determined the compatibility of the audit-related and tax services provided by KPMG with auditor independence.

Audit Committee Report

The Audit Committee of the Board of Directors reports that it has: (i) reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2016; (ii) discussed with KPMG LLP, the independent registered public accounting firm serving as the company’s independent auditors, the matters required to be discussed by Auditing Standard No. 1301, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG their independence. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the company for the fiscal year ended December 31, 2016 be included in the company’s Annual Report on Form 10-K for 2016 for filing with the Securities and Exchange Commission.

Audit Committee

B. A. Klein, Chairman

V. J. Reich

J. A. Uribe

Proposal 4. Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, as the independent registered public accounting firm of the company and its subsidiaries, in respect of the company’s operations in 2017. Representatives of KPMG are expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if they so desire. KPMG also performs certain other audit-related and tax services for the company. Although the company is not required to seek stockholder approval of this appointment, the board currently believes that it is a good corporate governance practice to follow. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that it would be in the company’s and our stockholders’ best interests.

The Board of Directors and the Audit Committee recommend that you vote FOR the following proposal:

RESOLVED: that the appointment by the Audit Committee of the Board of Directors of the firm of KPMG LLP as the independent registered public accounting firm of the company and its subsidiaries, in respect of the company’s operations in 2017, is hereby ratified.

Other Matters

We do not know of any other matters or items of business to be presented or acted upon at the annual meeting. If other proposals are properly presented, each of the persons named in the proxy is authorized to vote on them using her best judgment.

Other Information

Any stockholder who wishes to receive a separate copy of this proxy statement or our 2016 Annual Report to Stockholders can do so by contacting the Corporate Secretary of the company, by telephone at 708-551-2600 or by mail at the company’s principal executive office, the address of which is Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. Alternatively, you can access our 2016 Annual Report to Stockholders, which includes our 2016 Annual Report on Form 10-K and other financial information, on the “Investors” section of our website at: http://www.ingredion.com. You can access our Corporate Governance Principles; our Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Executives Involved in Financial Reporting; and our Policies on Business Conduct in the “Governance” section of our website at http://www.ingredion.com. Please note that the information on our website is not incorporated by reference in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the company’s directors and executive officers and persons beneficially owning more than ten percent of a registered class of the company’s equity securities to file reports of holdings and transactions in the company’s common stock (including derivatives thereof) on Forms 3, 4 and 5 with the SEC and the NYSE. These persons are also required to furnish the company with copies of all Forms 3, 4 and 5 that they file. Based solely on the company’s review of the copies of such forms it has received and other information, including written representations by such directors and executive officers, the company believes that all of its directors and executive officers complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2016 as required by Section 16(a) of the Exchange Act.

Please cast your vote on the Internet or by telephone as soon as possible, or if you received a paper copy of the proxy materials and want to vote by mail, please complete the accompanying proxy card and mail it in the enclosed, postage-paid envelope as soon as possible, or, if you have received a voting instruction form from a bank, broker or other holder of record, please cast your vote by following the instructions provided on that form.

By order of the Board of Directors,

Christine M. Castellano
Senior Vice President, General Counsel, Corporate
Secretary and Chief Compliance Officer

April 4, 2017

Appendix A

Reconciliation of Adjusted Diluted Earnings Per Share to Diluted Earnings

Per Share Determined in Accordance with Generally Accepted Accounting Principles

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. The company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of adjusted diluted earnings per share to diluted earnings per share in accordance with GAAP is provided in the table below.

	Year Ended December 31, 2016		Year Ended December 31, 2015
	(in millions)	EPS	(in millions)	EPS
Net income attributable to Ingredion	$484.9	$6.55	$402.2	$5.51
Add back:
Income tax settlement	27.0	0.36	—	—
Impairment/restructuring charges, net of income tax benefit of $4.7 million and $9.7 million for the years ended December 31, 2016 and 2015, respectively	14.6	0.20	18.3	0.25
Integration/acquisition costs, net of income tax benefit of $1.1 million and $2.9 million for the years ended December 31, 2016 and 2015, respectively	1.9	0.03	7.2	0.10
Litigation settlement, net of income tax benefit of $2.5 million	—	—	4.3	0.06
Gain on sale of plant, net of income taxes of $0.9 million	—	—	(8.9)	(0.12)
Charge for the value mark-up of acquired inventory, net of income tax benefit of $0.7 million and $3.8 million for the years ended December 31, 2016 and 2015, respectively	—	—	6.4	0.09

Non-GAAP adjusted net income	$528.4	$7.13	$429.5	$5.88

A-1

INGREDION INCORPORATED 5 WESTBROOK CORPORATE CENTER WESTCHESTER, IL 60154

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on May 16, 2017 (until 11:59 p.m. Eastern Time on May 12, 2017 to instruct the Retirement Savings Plan Trustee). Have your proxy card/voting instruction form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on May 16, 2017 (until 11:59 p.m. Eastern Time on May 12, 2017 to instruct the Retirement Savings Plan Trustee). Have your proxy card/voting instruction form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ingredion Incorporated, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717. (Your voting instructions must be received by 11:59 p.m. Eastern Time on May 12, 2017 to instruct the Retirement Savings Plan Trustee.)

If you vote using the Internet or vote by phone, please do not mail your proxy.
THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E22313-P91133	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INGREDION INCORPORATED
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4 AND FOR “1 YEAR” ON PROPOSAL 3:

1.	To elect the ten director nominees who are named in the proxy statement, all of whom are directors whose terms as directors are expiring at the annual meeting, to serve as directors for a term of one year								For	Against	Abstain

	Nominees:			For	Against	Abstain	2.	To approve, by advisory vote, the compensation of the company’s “named executive officers”	☐	☐	☐
	1a.	Luis Aranguren-Trellez		☐	☐	☐		1 Year	2 Years	3 Years	Abstain
	1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j.	David B. Fischer Ilene S. Gordon Paul Hanrahan Rhonda L. Jordan Gregory B. Kenny Barbara A. Klein Victoria J. Reich Jorge A. Uribe Dwayne A. Wilson		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	3.

To recommend, by advisory vote, whether to have stockholders vote to approve, by advisory vote, the compensation of the company’s “named executive officers” every year, every two years or every three years

								☐	☐	☐	☐
									For	Against	Abstain
							4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the company and its subsidiaries, in respect of the company’s operations in 2017	☐	☐	☐

The shares represented by this proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees for election as a director, FOR Proposals 2 and 4 and FOR “1 Year” on Proposal 3. If any other matters properly come before the meeting, or any adjournment or adjournments thereof, each person named in this proxy/voting instruction will vote in his or her or its discretion.

							For address changes and/or comments, please check this box and write them on the back where indicated.				☐

							Please indicate if you plan to attend this meeting.		☐	☐

Please date and sign as name appears hereon. If shares are held jointly by two or more persons, each stockholder should sign. Executors, administrators, trustees, etc., should indicate so when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.									Yes	No

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

V.1.1

ADMISSION TICKET

2017 Annual Meeting of Stockholders

Wednesday, May 17, 2017

9:00 a.m. at the

Westbrook Corporate Center Meeting Facility

Annex between Towers 2 and 5, Westchester, Illinois 60154

Please retain this portion of the Proxy Card if you wish to attend the Annual Meeting of Stockholders in person. You must present this portion of the Proxy Card at the door for admission for yourself and one guest. Seating will be on a first-come, first-served basis, and you may be asked to present valid picture identification before being admitted.

The use of cameras at the Annual Meeting is prohibited, and they will not be allowed in the meeting room, except by credentialed media. We realize that most cellular phones have built-in digital cameras. While these phones may be brought into the room, the camera function may not be used at any time. No recording devices, large packages, luggage or bags will be permitted in the meeting room.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Our Notice and Proxy Statement and our Annual Report to Stockholders are available at www.proxyvote.com.

ADMISSION TICKET

▼ FOLD AND DETACH HERE ▼	▼ FOLD AND DETACH HERE ▼

E22314-P91133

Annual Meeting of Stockholders - To Be Held Wednesday, May 17, 2017

THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Ingredion Incorporated, acknowledges receipt of the Proxy Statement dated April 4, 2017, and except as described in the next paragraph, appoints ILENE S. GORDON and CHRISTINE M. CASTELLANO, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf of the undersigned and in the undersigned’s name, to represent the undersigned at the Annual Meeting of Stockholders to be held Wednesday, May 17, 2017 at 9:00 a.m., local time, at the Westbrook Corporate Center Meeting Facility, Westchester, Illinois 60154, and at any adjournment(s) of the meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if the undersigned were personally present, on all matters listed on the reverse side.

With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held on behalf of the undersigned in the Ingredion Incorporated Retirement Savings Plans (collectively, the “Plan”), the undersigned directs Fidelity Management Trust Company, as Trustee of the Plan, to vote all such shares on the matters shown, and in the manner directed on the reverse hereof, unless to do so would be inconsistent with the Trustee’s duties.

If you wish to vote the Ingredion Incorporated shares allocated to your Plan account, you cannot do so in person. You must use this Proxy Card/Voting Instruction Form or submit your voting instructions via the Internet or telephone. The cut-off date for submitting voting instructions on the Internet or by telephone to the Trustee is 11:59 p.m. Eastern Time on May 12, 2017, and such instructions by mail must be received by 11:59 p.m. Eastern Time on May 12, 2017. If you do not return your signed Proxy Card/Voting Instruction Form or provide Internet or telephonic voting instructions on a timely basis for the shares allocated to your Plan account, those shares will not be voted. If you return a signed Proxy Card/Voting Instruction Form but do not indicate how the shares should be voted on a matter, the shares represented by your signed Proxy Card/Voting Instruction Form will be voted by the Trustee as the Board of Directors recommends.

IF YOU WISH TO VOTE BY THE INTERNET, TELEPHONE OR MAIL,

PLEASE READ THE INSTRUCTIONS ON THE REVERSE SIDE.

Ingredion Incorporated encourages you to take advantage of convenient ways to vote these shares for matters to be covered at the 2017 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined on the reverse side to cast your ballot.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be signed and dated, on the reverse side.)

V.1.1